SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549




                                   FORM U5S





                                 ANNUAL REPORT
                     For the Year Ended December 31, 1997







       Filed pursuant to the Public Utility Holding Company Act of 1935 by


                          GPU, INC. (File No. 30-126)
            300 Madison Avenue, Morristown, New Jersey  07962-1911

                                   GPU, INC.
                                   FORM U5S
              ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997
              --------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

  Item
   No.                             Title                                 Page
   ---     -----------------------------------------------------         ----

     1.    System Companies and Investments Therein                       1-5

     2.    Acquisitions or Sales of Utility Assets                          6

     3.    Issue, Sale, Pledge, Guarantee or Assumption
           of System Securities                                           7-9

     4.    Acquisition, Redemption or Retirement of
           System Securities                                            10-13

     5.    Investments in Securities of Nonsystem Companies                14

     6.    Officers and Directors                                       15-29

     7.    Contributions and Public Relations                           30-31

     8.    Service, Sales and Construction Contracts                    32-35

     9.    Wholesale Generators and Foreign Utility Companies           36-55

    10.    Financial Statements and Exhibits:

               Consolidating Financial Statements,
               Schedules and Notes                                      56-70
               -----------------------------------

               Exhibits                                                71-104
               --------

           Signature Page                                                 105


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997

                                                   Number of Common Shares
                                                     or Principal Amount          % of (a)      Issuer           Owner's
         Name of Company                                    Owned             Voting Power    Book Value       Book Value
----------------------------------                 -----------------------    ------------    ----------       ----------

GPU, Inc. (GPU):

  Jersey Central Power & Light Company (JCP&L)(b)       15,371,270 shs.           100%      $1,540,121,017   $1,540,121,017
    JCP&L Preferred Capital, Inc.                              100 shs.           100           16,895,246       16,895,246
      JCP&L Capital L.P.                                        (i)               100            3,866,079        3,866,079
  Metropolitan Edison Company (Met-Ed)(b)(c)               859,500 shs.           100          717,594,693      717,594,693
    York Haven Power Company                                   500 shs.           100           14,240,609       14,240,609
    Met-Ed Preferred Capital, Inc.                             100 shs.           100           13,506,849       13,506,849
      Met-Ed Capital L.P.                                       (i)               100            3,092,899        3,092,899
  Pennsylvania Electric Company (Penelec)(b)(c)          5,290,596 shs.           100          791,338,752      791,338,752
    Nineveh Water Company                                        5 shs.           100            1,524,050        1,524,050
    Waverly Electric Light & Power Company                     600 shs.           100               60,000           15,000
    Penelec Preferred Capital, Inc.                            100 shs.           100           14,182,209       14,182,209
      Penelec Capital L.P.                                      (i)               100            3,247,524        3,247,524
  GPU Service, Inc. (GPUS) (d)                               5,000 shs.           100           (3,061,531)      (3,061,531)
  GPU Nuclear, Inc. (GPUN) (e)                               2,500 shs.           100               50,000           50,000
  GPU Generation, Inc. (Genco)                               2,500 shs.           100              (36,501)         (36,501)
  GPU Advanced Resources, Inc. (GPU AR)                        100 shs.           100             (482,383)       (482,383)
    GPU Telcom Services, Inc. (GPU Telcom)                     100 shs.           100               97,816          97,816
  GPU International, Inc. (GPUI) (f)                           100 shs.           100          124,251,387      117,275,053
    Elmwood Energy Corporation (f)                              10 shs.           100            8,793,841        8,793,841
      Prime Energy Limited Partnership (f)                      (j)                50           14,572,661        7,409,611
    Camchino Energy Corporation (f)                            100 shs.           100            2,634,535        2,634,535
      OLS Power Limited Partnership (f)                         (j)                 1           (5,405,818)      (5,405,818)
        OLS Acquisition Corporation (f)                        100 shs.           100           (5,324,491)      (5,324,491)
          OLS Energy - Chino (f)                             1,000 shs.           100           (1,264,403)      (1,264,403)
          OLS Energy - Camarillo (f)                         1,000 shs.           100           (3,967,016)      (3,967,016)
    Geddes Cogeneration Corporation (f)                        100 shs.           100           15,408,359       15,408,359
      Onondaga Cogeneration Limited Partnership (f)             (j)                50           24,179,585       13,512,727
    EI Selkirk, Inc. (f)                                     1,000 shs.           100           24,066,490       24,066,490
      Selkirk Cogeneration Partners Limited
       Partnership (f) (g)                                      (n)                19          (32,283,165)      12,104,565
    EI Canada Holding Limited (g)                            1,000 shs.           100               20,001           20,001
      EI Services Canada Limited (g)                         1,000 shs.           100               23,639           23,639
      EI Brooklyn Power Limited (g)                          1,000 shs.           100               (3,511)          20,000
        EI Brooklyn Investments Limited (g)                  1,000 shs.           100                 (794)            (794)
          Brooklyn Energy Limited Partnership (g)               (o)                75            1,968,698)             -

                                                                               1




ITEM 1.     SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Continued):

                                                   Number of Common Shares
                                                     or Principal Amount          % of (a)      Issuer           Owner's
         Name of Company                                    Owned             Voting Power    Book Value       Book Value
----------------------------------                 -----------------------    ------------    ----------       ----------

    NCP Energy, Inc. (f)                                  1,000 shs.              100        6,586,188        6,586,188
      Syracuse Orange Partners L.P. (f)                      (p)                    5       18,160,207               (1)
        Project Orange Associates L.P. (f)                   (q)                    4       19,243,046       18,886,000
    NCP Lake Power Inc. (f)                               1,000 shs.              100          216,582          216,582
    NCP Gem, Inc. (f)                                     1,000 shs.              100        4,329,122        4,329,122
      Lake Investment, L.P. (f)                              (l)                  100        1,922,528        1,922,528
        Lake Cogen, Ltd. (f)                                 (m)                   50         (492,675)      16,338,000
    GPUI Lake Holdings (g)(Inactive)                        100 shs.              100              100             100
    GPUI Holdings Inc. (g)(Inactive)                        100 shs.              100              100             100
    NCP Pasco, Inc. (f)                                   1,000 shs.              100       15,849,003       15,849,003
    NCP Dade Power, Inc. (f)                              1,000 shs.              100          549,654          549,654
      Dade Investment, L.P. (f)                              (l)                  100       15,847,322       15,847,322
        Pasco Cogen, Ltd. (f)                                (j)                   50       17,324,576       16,199,281
    NCP Houston Power Inc. (f)                              100                   100          809,675          809,675
    NCP Perry Inc. (f)                                      100                   100          (54,309)         (54,309)
      Mid Georgia Cogeneration L.P. (f)                     (j)                    50         (279,871)        (279,871)
    NCP New York Inc. (f)                                 1,000                   100             -               -
      EI Fuels Corporation (g)                              100                   100             -               -
      EI Services, Inc. (g)                                 100                   100              100             100
      GPU Solar L.L.C. (s)                                   50                    50          (26,586)         (13,268)
    NCP Ada Power, Inc. (f) (Inactive)                    1,000 shs.              100          273,865          273,865
    NCP Commerce Power, Inc. (f)                          1,000 shs.              100             -                -
    Umatilla Groves, Inc. (f) (Inactive)                  1,000 shs.              100             -                -
    NCP Brooklyn Power, Inc. (g)                          1,000 shs.              100             -                -
    Armstrong Energy Corporation (f) (Inactive)             100 shs.              100             -                -
      AEC/REF-Fuel, Limited Partnership (f) (Inactive)       (k)                  100             -                -
GPU Power, Inc. (GPU Power) (g)                           1,000 shs.              100       31,269,370       31,269,370
    Guaracachi America, Inc. (g)                            100 shs.              100       34,653,056       34,653,056
      Empresa Guaracachi S.A. (g)                       822,779 shs.               50       84,345,327       49,100,911
    EI Barranquilla, Inc. (g)                               100 shs.              100       (2,011,087)      (2,011,087)
      Termobarranquilla S.A. (g)                        420,592 shs.               29      (21,842,961)     (2,510,000)
    Barranquilla Lease Holding, Inc. (g)                    100 shs.              100           59,490           59,490
      Los Amigos Leasing Company, Ltd. (g)               12,000 shs.              100       (1,052,207)          12,000
    EI International (g)                                    100 shs.              100          222,250          222,250
      GPUI Colombia, Ltda. (g) (t)                          100 shs.              100          178,520          178,520


                                                                               2




ITEM 1.     SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Continued):

                                                   Number of Common Shares
                                                     or Principal Amount          % of (a)      Issuer           Owner's
         Name of Company                                    Owned             Voting Power    Book Value       Book Value
----------------------------------                 -----------------------    ------------    ----------       ----------

    GPU Power Philippines, Inc. (g)                           100 shs.             100                100              100
      Magellan Utilities Development Corporation (g)       17,264 shs.              13               -                -
      Batangas Argo-Industrial Development Corp. (g)          (j)                    1               -               -
    GPU International Asia, Inc. (g)                          100 shs.             100           (108,331)        (108,331)
    GPU Power Ireland, Inc. (g)                               100 shs.             100               -               -
    Hanover Energy Corporation (g) (Inactive)                 100 shs.             100               -                -
    EI Power (China), Inc. (g) (Inactive)                     100 shs.             100               -                -
      China Power Partners, L.P. (g) (Inactive)                (j)                  50               -                -
    EI Power (China) I, Inc. (g) (Inactive)                   100 shs.             100               -                -
      Ming Jiang Power Partners, L.P. (g) (Inactive)           (j)                  50               -                -
    EI Power (China) II, Inc. (g) (Inactive)                  100 shs.             100               -                -
      Nanjing Power Partners, L.P. (g) (Inactive)              (j)                  50               -                -
    EI Power (China) III, Inc. (g) (Inactive)                 100 shs.             100               -                -
      Zhuang He Power Partners, L.P. (g) (Inactive)            (j)                  50               -                -
    Austin Cogeneration Corporation (g)(l)                    100 shs.             100               -                -
    International Power Advisors, Inc. (g) (Inactive)        100 shs.              100               -                -
    Colombian Installations, Inc. (g)(Inactive)               100 shs.             100               -                -
GPU Electric, Inc. (GPU Electric) (h)                         100 shs.             100         95,506,357       50,589,508
    GPU Australia Holdings, Inc. (h)                          100 shs.             100        103,642,168      103,642,168
      Victoria Electric Holdings, Inc. (h)                    100 shs.             100         52,665,421       52,665,421
        Victoria Electric, Inc. (h)                           100 shs.             100        114,911,011      114,911,011
          Solaris Power (h)(u)                          5,000,000 shs.              50        231,155,816      106,317,000
      Austran Holdings, Inc. (h)                              100 shs.             100        226,836,313      226,836,313
        GPU PowerNet Pty. Ltd. (h)                     10,000,000 shs.             100          5,409,297        1,700,619
        Austran Investment, Pty. Ltd.                          (v)                 100      1,260,937,734    1,260,937,734
           GPU PowerNet Investment, Pty. Ltd.                  (v)                 100        434,271,487      434,271,287
    GPU International Australia Pty. Ltd. (h)          10,000,000 shs.             100            832,074          832,074
    EI UK Holdings, Inc. (h)                                  100 shs.             100        (13,273,798)     (13,273,798)
      Avon Energy Partners Holdings (h)                   660,000 shs.              50        494,272,000      570,011,644
        Avon Energy Partners plc (h)                      660,000 shs.              50      1,174,155,000    1,174,155,000
          Midlands Electricity plc (h)                392,572,556 shs.              50      1,034,418,000      517,209,000




                                                                               3

ITEM 1.     SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Continued):

Notes:      (a)     Sets forth the percentage of voting securities held directly or indirectly by GPU, Inc.

            (b) The business of these electric utility subsidiaries consists primarily of the generation, transmission, distribution and sale of electricity.

                    These utility subsidiaries collectively own all of the common stock of Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owners' investment has been written down to a nominal value.

            (c)     Met-Ed and  Penelec  are exempt as holding  companies  under
                    Section 3(a) and Rule 2 of the Public Utility Holding Company Act of 1935 (the Act).

            (d)     Provides   corporate   services  to  the  electric   utility
                    subsidiaries.

            (e) Operates, maintains and manages the nuclear units of the electric utility subsidiaries.

            (f) These subsidiaries are independent power producers, which participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating nonutility qualifying facilities.

            (g)     These  subsidiaries  are exempt  wholesale  generators (EWG)
                    under the provisions of Section 32 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation facilities, both domestically and in foreign countries, the electric energy from which is sold exclusively at wholesale.

            (h) These subsidiaries are foreign utility companies (FUCO) under the provisions of Section 33 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation, transmission and distribution facilities in foreign countries.

            (i) A 100% General Partnership interest.

            (j)     A 1% General Partnership and a 49% Limited Partnership interest.

            (k) A 50% General Partnership interest.

            (l)     A 1% General Partnership and a 99% Limited Partnership interest.

            (m)     A 1% General Partnership and a 48.9% Limited Partnership interest.



                                                                               4





ITEM 1.     SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997 (Continued):


            (n) A 13.55% preferred equity interest and a 19% common equity interest.

            (o) A 75% General Partnership interest.

            (p) A 5% Limited Partnership interest.

            (q) A 4% Limited Partnership interest.

            (r) In 1997, GPU formed a new unregulated subsidiary, GPU Advanced Resources, Inc. (Advanced Resources). Advanced Resources' lines of business include energy services and retail energy sales. Another affiliated entity, GPU Telcom Services, Inc. was also formed in 1997. GPU Telcom is an exempt telecommunications company that is involved in telecommunications infrastructure.

            (s) A 50% Limited Liability Company interest.

            (t) Effective May 6, 1997, name changed from GPU International Latin America, Ltda. to GPUI Colombia, Ltda.

            (u)     Sold in January 1998.

            (v)     These subsidiaries are 100% owned trusts.

ITEM 2.     ACQUISITIONS OR SALES OF UTILITY ASSETS


            None.


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES:


                                                   Principal Amount
                         Name of Company           or Stated Value
   Name of Issuer       Issuing, Selling,                       Pledged,
        and           Pledging, Guaranteeing     Issued       Guaranteed      Date of                         Commission
   Title of Issue     or Assuming Securities    and Sold      or Assumed    Transaction      Proceeds        Authorization
        (1)                    (2)                 (3)            (4)           (5)             (6)               (7)
--------------------  ---------------------  --------------  -------------  -----------  -----------------   -------------

Jersey Central Power & Light Company:
-------------------------------------

Performance Guarantees         JCP&L                         $ 8,600,252(a)    various          n/a              Rule 45
                                                              ==========



Notes:   (a)   Represents unused letters of credit for workers compensation insurance ($8,302,000), and miscellaneous surety bonds ($298,252).


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued):


                                                   Principal Amount
                         Name of Company           or Stated Value
   Name of Issuer       Issuing, Selling,                       Pledged,
        and           Pledging, Guaranteeing     Issued       Guaranteed      Date of                         Commission
   Title of Issue     or Assuming Securities    and Sold      or Assumed    Transaction       Proceeds       Authorization
        (1)                    (2)                 (3)            (4)           (5)             (6)               (7)
--------------------  ---------------------  --------------  -------------  -----------  -----------------   -------------

Metropolitan Edison Company:
----------------------------


First Mortgage Bonds:

  5.95% Series,   due 2027    Met-Ed         $ 13,690,000(a)                  05-22-97       $ 13,577,058       Rule 52
                                              ===========                                     ===========




Performance Guarantees        Met-Ed         $  8,522,688(b)     various         n/a                            Rule 45
                                              ===========


Notes:         (a) All  $13,690,000  p.a.,  5.95% Series,  due May 1, 2027, were issued and sold on May 22, 1997, at face value, pursuant to a Supplemental Indenture dated May 1, 1997, resulting in proceeds of $13,577,058, net of underwriters' commissions of $112,942.


         (b) Represents unused letters of credit for workers compensation insurance ($755,000), a surety bond pursuant to residual waste regulations at the Portland Generating Station ($1,393,948), a surety bond relating to motor vehicles ($4,000,000), and miscellaneous surety bonds for various purposes ($2,373,740).



ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued):


                                                   Principal Amount
                         Name of Company           or Stated Value
   Name of Issuer       Issuing, Selling,                       Pledged,
        and           Pledging, Guaranteeing     Issued       Guaranteed      Date of                         Commission
   Title of Issue     or Assuming Securities    and Sold      or Assumed    Transaction       Proceeds       Authorization
        (1)                    (2)                 (3)            (4)           (5)             (6)               (7)
--------------------  ---------------------  --------------  -------------  -----------  -----------------   -------------

Pennsylvania Electric Company:

First Mortgage Bonds:

  5.99% Series D,  due 1999    Penelec         $ 50,000,000                   06-13-97     $ 49,875,000(a)      Rule 52
                                                ===========                                 ===========


Performance Guarantees         Penelec         $ 21,324,874(b)   various        n/a                             Rule 45
                                                 ===========


Notes:         (a) All $50,000,000  p.a., 5.99% Series,  due June 14, 1999, were issued and sold on June 13, 1997, at face value, pursuant to a Supplemental Indenture dated June 1, 1993, resulting in proceeds of $49,875,000, net of underwriters' commissions of $125,000.

          (b) Represents unused letters of credit for workers compensation insurance ($2,784,000), a surety bond relating to motor vehicles ($1,000,000), and miscellaneous letters of credit and surety bonds for various purposes ($17,540,874).


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                              Name of Company Acquiring                                               Authorization
Name of Issuer                 or Retiring Securities         Consideration        Disposition        or Exemption
--------------                -------------------------       -------------        -----------        ------------

  JCP&L:
    First Mortgage Bonds               JCP&L                  $ 77,294,076          Retired              Rule 42
    First Mortgage Bonds               JCP&L                    24,736,104          Redeemed             Rule 42
    Cumulative Preferred Stock         JCP&L                    20,000,000          Redeemed             Rule 42
                                                               -----------

        Total                                                 $122,030,180

  Met-Ed:
    First Mortgage Bonds               Met-Ed                 $ 40,789,378          Retired              Rule 42
                                                               ===========

   Penelec:
    First Mortgage Bonds               Penelec                $ 26,812,500          Retired              Rule 42
                                                               ===========



NOTE:  See pages 13 to 15 for a detailed description of the above transactions.


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):


                              Principal
   Name of Issuer          Name of Company          Amount or Stated Value
        and             Acquiring, Redeeming or                  Redeemed       Date of                        Commission
   Title of Issue         Retiring Securities      Acquired     and Retired   Transaction    Consideration    Authorization
        (1)                       (2)                 (3)           (4)           (5)             (6)              (7)
--------------------    ----------------------- -------------- -------------  -----------   ----------------  -------------

Jersey Central Power &
   Light Company

First Mortgage Bonds:
 6.90%  Series, due 1997         JCP&L                         $ 30,000,000      01-29-97    $ 30,161,000(a)    Rule 42
 6 5/8% Series, due 1997         JCP&L                           25,874,000      09-01-97      26,731,076(b)    Rule 42
 6.70%  Series, due 1997         JCP&L                           20,000,000      12-19-97      20,402,000(c)    Rule 42
 7 1/4% Series, due 1998         JCP&L                           24,191,000      01-07-97      24,736,104(d)    Rule 42
                                                                -----------                   -----------

  Total First Mortgage Bonds                                   $100,065,000                  $102,030,180
                                                                ===========                   ===========

Cumulative Preferred Stock:
 8.48% Series I                  JCP&L                         $ 20,000,000      05-01-97    $ 20,000,000(e)    Rule 42
                                                                ===========                   ===========


Notes:         (a) All  $30,000,000  p.a.,  6.90% Series,  due January 29, 1997,
               were retired on January 29, 1997 pursuant to the Forty-third Supplemental Indenture dated March 1, 1991, at a cost of $30,000,000, plus $161,000 accrued interest.

         (b)   All $25,874,000 p.a., 6 5/8% Series,  due September 1, 1997, were retired on September 1, 1997 pursuant to the Fourteenth Supplemental Indenture dated September 1, 1967, at a cost of $25,874,000, plus $857,076 accrued interest.

         (c)   All $20,000,000  p.a., 6.70% Series,  due December 19, 1997, were retired on December 19, 1997 pursuant to the Forty-fourth Supplemental Indenture dated March 1, 1992, at a cost of $20,000,000, plus $402,000 accrued interest.

         (d)   All  $24,191,000  p.a., 7 1/4% Series,  due October 1, 1998, were redeemed on January 7, 1997 pursuant to the Fifteenth Supplemental Indenture dated October 1, 1968, at a cost of $24,268,411, plus $467,693 accrued interest.

         (e) 8.48% Series I, $20,000,000 (stated value $100 per share) (200,000 shares), were redeemed on May 1, 1997 pursuant to mandatory and optional sinking fund provisions at a cost of $20,000,000.


                                                                              11

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):


                            Principal
   Name of Issuer        Name of Company          Amount or Stated Value
        and           Acquiring, Redeeming or                  Redeemed       Date of                        Commission
   Title of Issue       Retiring Securities      Acquired     and Retired   Transaction    Consideration    Authorization
        (1)                     (2)                 (3)           (4)           (5)             (6)              (7)
--------------------  ----------------------- -------------- -------------  -----------   ----------------  -------------

Metropolitan Edison
      Company

First Mortgage Bonds:
 7.47%  Series, due 1997       Met-Ed                        $ 20,000,000     04-15-97    $ 20,431,600(a)     Rule 42
 9.20%  Series, due 1997       Met-Ed                          20,000,000     09-11-97      20,357,778(b)     Rule 42
                                                              -----------                  -----------

  Total First Mortgage Bonds                                 $ 40,000,000                 $ 40,789,378
                                                              ===========                  ===========



Notes:          (a) All $20,000,000 p.a., 7.47% Series, due April 15, 1997, were retired on April 15, 1997 pursuant to the Supplemental Indenture dated April 1, 1990, at a cost of $20,000,000 plus $431,600 accrued interest.

           (b)  All $20,000,000 p.a., 9.20% Series, due September 11, 1997, were retired on September 11, 1997 pursuant to the Supplemental Indenture dated April 1, 1990 at a cost of $20,000,000 plus $357,778 accrued interest.


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):


                            Principal
   Name of Issuer        Name of Company          Amount or Stated Value
        and           Acquiring, Redeeming or                  Redeemed       Date of                        Commission
   Title of Issue       Retiring Securities      Acquired     and Retired   Transaction    Consideration    Authorization
        (1)                     (2)                 (3)           (4)           (5)             (6)              (7)
--------------------  ----------------------- -------------- -------------  -----------   ----------------  -------------

Pennsylvania Electric
       Company

First Mortgage Bonds:
  6 1/4%  Series, due 1997     Penelec                       $ 26,000,000     06-01-97    $ 26,812,500(a)     Rule 42
                                                              ===========                  ===========



Notes: (a) All $26,000,000 p.a., 6 1/4% Series, due June 1, 1997, were retired on June 1, 1997 pursuant to the Supplemental Indenture dated June 1, 1967, at a cost of $26,000,000 plus $812,500 accrued interest.



ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 1997



                                                   Equity Securities           Nature of                 Owner's
Name of Issuer      Security Owned       Shares Owned      % of Voting Power   Business                 Book Value
--------------      --------------       ------------      -----------------   ---------                ----------

                                                                               Develop, manufacture
                                                                               and market
Ballard Generation      Common                                                 stationary fuel
Systems Inc.            Stock             590,300 (1)            5.71%         cell power systems      10,773,357

                                                                               Develop, manufacture
Ballard Power           Common share                                           and market fuel cells
Systems Inc.            purchase warrant      -                    -           and related systems         97,000

                        Limited Partnership                                    Investment
EnviroTech              Interest              -                  9.90%         company                  1,150,683

Waterford
Development             Common
Corporation             Stock                  50                6.25%             (2)                   5,000

Greater Reading         Limited
Development             Partnership
Partnership             Interest              -                  5.58%             (3)
63,495


(1)     Includes 290,300 nonvoting shares.

(2) Participation loans to development corporations to assist in the expansion and development of industrial and commercial activities by providing financial assistance to small, emerging businesses.

(3) A nonprofit business that provides loans to development corporations to assist in the development of commercial real estate and multi-unit homes in the downtown Reading, Pennsylvania area.

ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1997

                                                                  NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                  ---------------------------------------------------------------------------


                                                           GPU     GPU     GPU                          GPU      GPU   GPU
                                                  GPU      INT'L   POWER   ELEC.  (G)   GPUS    GPUN    GENCO    AR    Telcom
                                                  ---      -----   -----   -----  ---   ----    ----    -----    --    ------


F. D. Hafer (A) (M)                               CH-P-D   CH-D    CH-D    CH-D         CH-P-D  CB-D    CH-D     CH-D  CH-D

J. R. Leva
  Marco Island, FL                                D

T. H. Black
  New Canaan, CT                                  D

T. B. Hagen
  Custom Engineering Company, Erie, PA            D

H. F. Henderson, Jr
  H. F. Henderson Ind., W. Caldwell, NJ           D

J. M. Pietruski
  Texas Biotechnology Corp., Houston, TX          D

C. A. Rein
  Metropolitan Life Insurance Co., New York, NY   D

P. R. Roedel
  Reading, PA                                     D

B. S. Townsend
  Dorset, England                                 D

C. A. H. Trost
  Potomac, MD                                     D                                             D

Dr. P. K. Woolf
  Princeton, NJ                                   D


S. K. Cepeda (A)                                  AS                                    AS              AS


F. A. Donofrio (B)                                VP-C                                  SVP


J. G. Graham (A) (I)                              SVP      D       D       D            EVP-D   VP               D     D


T. G. Howson (B)                                  VP-T                                  VP-T    VP-T    VP-T     VP-T  VP-T


I. H. Jolles (A) (J)                              SVP      D       D       D            EVP-D   VP      VP


M. A. Nalewako (A)                                S                                     S       AS      S



                                                                              15




ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1997


                                                       NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                       -------------------------------------------

                                                                                        YORK
                                                                                        HAVEN    NINEVEH   WAVERLY
                                                                                        POWER     WATER     ELEC.
                                                  JCP&L   (K)   MET-ED   PENELEC   (L)    CO.      CO.       CO.     SAXTON
                                                  -----   ---   ------   -------   ---  -----    -------   -------   ------


F. D. Hafer (A) (M)                               CB-D          CB-D     CB-D                                        D

J. R. Leva
  Marco Island, FL

T. H. Black
  New Canaan, CT


T. B. Hagen
  Custom Engineering, Erie, PA

H. F. Henderson, Jr.
  H. F. Henderson Ind., W. Caldwell, NJ

J. M. Pietruski
  Texas Biotechnology Corp., Houston, TX

C. A. Rein
  Metropolitan Life Insurance Co., New York, NY

P. R. Roedel
  Reading, PA

B. S. Townsend
  Dorset, England

C. A. H. Trost
  Potomac, MD

Dr. P. K. Woolf
  Princeton, NJ


S. K. Cepeda (A)


F. A. Donofrio (B)


J. G. Graham (A) (I)                              VP            VP       VP


T. G. Howson (B)                                  VP-T    VP-T  VP-T     VP-T      VP-T          T         T         T


I. H. Jolles (A) (J)                              VP            VP       VP


M. A. Nalewako (A)                                AS      AS    AS       AS        AS


                                                                              16



ITEM 6. OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                   NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                    --------------------------------------------------------------


                                            GPU     GPU     GPU                             GPU
                                    GPU     INT'L   POWER   ELECTRIC   (G)   GPUS   GPUN    GENCO
                                    ---     -----   -----   --------   ---   ----   ----    -----


S. H. Somich (B)                    AT                                       AC     AT      AT


P. R. Chatman (B)                                                            AC     AC


F. Dominguez (D)                            VP-C    VP-C    VP-C       VP-C


D. Furlong (D)                                                                      C

C. A. Mansfield
  GPUSC, Washington, DC                                                      VP


C. A. Mascari (E)


D. C. Brauer (A) (Q)                        VP-T    VP-T    VP-T       VP-T  VP


R. J. Guy (D)                               VP      VP      VP         VP


B. L. Levy (D) (H)                          P-D     P-D     P-D        P-D


J. A. McTear (D)                            VP      VP      VP         VP

                                                                       S-I
W. H. Thomson (D)                           AS      AS      AS         AS-D


M. Freddo (D)                               AC      AC      AC         AC






                                                                              17




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                    NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                   ---------------------------------------------------------------------------

                                                                             YORK
                                                                             HAVEN   NINEVEH  WAVERLY
                                                                             POWER    WATER    ELEC.
                                   JCP&L   (K)     MET-ED   PENELEC    (L)     CO.     CO.      CO.     SAXTON
                                   -----   ---     ------   -------    ---   -----   -------  -------   ------


S. H. Somich (B)                   AT      VP      AT       AT


P. R. Chatman (B)                  AC              AC       AC


F. Dominguez  (D)


D. Furlong (D)

C. A. Mansfield
  GPUSC, Washington, DC


C. A. Mascari (E)                  VP      VP      VP


D. C. Brauer (A) (Q)


R. J. Guy (D)


B. L. Levy (D) (H)


J. A. McTear (D)


W. H. Thomson (D)


M. Freddo (D)






                                                                              18




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                         NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                         ----------------------------------------------------------------------------


                                                GPU     GPU      GPU                           GPU      GPU    GPU
                                         GPU    INT'L   POWER    ELEC.   (G)     GPUS   GPUN   GENCO    AR     Telcom
                                         ---    -----   -----    -----   ---     ----   ----   -----    --     ------


L. Tellez (D)                                   VP      VP       VP      VP

                                                                         AS-I
W. S. Greengrove (A)                            S       S        S       S-D

W. A. Wilson
  ICC Technologies, Hatboro, PA                                                         D

M. B. Roche
  O.C. NS, Forked River, NJ                                                             VP


T. G. Broughton (D)                                                              D      P-D

J. D. Townsend
  Sedona, AZ                                                                            D


M. E. Gramlich (A)                                                                      AS


S. L. Guibord (A)                                                                       S      J        J

J. Langenbach
  TMI-1, Middletown, PA                                                                 VP


A. H. Rone (D)                                                                          VP


P. E. Maricondo (B)                                                              VP-C


R. S. Renzi (D)                                                                         AS


J. F. Wilson (D)                                                                        VP


G. A. Kuehn (D)


E. F. Beglin (D)



                                                                              19




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                     NAMES OF GPU COMPANIES WITH WHICH CONNECTED

                                                                                  YORK
                                                                                  HAVEN    NINEVEH    WAVERLY
                                                                                  POWER     WATER      ELEC.
                                          JCP&L   (K)   MET-ED    PENELEC    (L)   CO.       CO.        CO.      SAXTON
                                          -----   ---   ------    -------    ---  -----    -------    -------    ------


L. Tellez (D)


W. S. Greengrove (A)

W. A. Wilson
  ICC Technologies, Philadelphia, PA

M. B. Roche
  O.C. NS, Forked River, NJ                                                                                      D


T. G. Broughton (D)                                                                                              D

J. D. Townsend
  Sedona, AZ


M. E. Gramlich (A)                        AS            AS        AS


S. L. Guibord (A)                         S       S     S         S          S                                   S


J. Langenbach
  TMI-1, Middletown, PA

A. H. Rone (D)                                                                                                   EVP-D


P. E. Maricondo (B)


R. S. Renzi (D)


J. F. Wilson (D)


G. A. Kuehn (D)                                                                                                  VP


E. F. Beglin (E)                                                                                                 C




                                                                              20



ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                              NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                -----------------------------------------------------------------------


                                                      GPU     GPU     GPU                         GPU      GPU   GPU
                                                GPU   INT'L   POWER   ELEC.  (G)   GPUS   GPUN    GENCO    AR    Telcom
                                                ---   -----   -----   -----  ---   ----   ----    -----    --    ------


D. Baldassari (E)                                                                         D       D        D-P   D-P

G. E. Persson
  Business Dynamics Assoc., Lakewood NJ

S. C. Van Ness
  Herbert, Van Ness, Cayci & Goodwell
  Princeton, NJ

S. B. Wiley
  Wiley, Malehorn & Sirota, Morristown, NJ

R. S. Cohen (E) (P)


D. J. Howe (E)


E. J. McCarthy (E) (P)


D. W. Myers (E)


J. J. Westervelt (E) (P)


R. J. Toole (F)                                                                                   VP-D


R. S. Zechman (E)


L. A. Lenhart (C)


D. Weaver (E)


R. L. Wise (F)                                                                                    P-D


C. Brooks (E)


R. J. Vodzack (F) (N)                                                                             AC


W. C. Matthews (E)                                    AS      AS      AS


G. R. Repko (E)


                                                                              21





ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                              NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                -----------------------------------------------------------------------


                                                      GPU     GPU     GPU                         GPU      GPU   GPU
                                                GPU   INT'L   POWER   ELEC.  (G)   GPUS   GPUN    GENCO    AR    Telcom
                                                ---   -----   -----   -----  ---   ----   ----    -----    --    ------



C. B. Snyder (A) (O)                                                               SVP


J. L. Greco (E)





                                                                              22




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                                  NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                              ----------------------------------------------------------------------------------

                                                                                           YORK
                                                                                           HAVEN    NINEVEH    WAVERLY
                                                                                           POWER     WATER      ELEC.
                                              JCP&L   (K)      MET-ED    PENELEC    (L)     CO.       CO.        CO.      SAXTON
                                              -----   ---      ------    -------    ---    -----    -------    -------    ------


D. Baldassari (E)                             P-D     P-D      P-D       P-D        P-D    D                   P-D        CB-P-D

G. E. Persson
  Business Dynamics Assoc., Lakewood NJ       D

S. C. Van Ness
  Herbert, Van Ness, Cayci & Goodell          D
  Princeton, NJ

S. B. Wiley                                   D
  Wiley, Malehorn & Sirota, Morristown, NJ

R. S. Cohen (E) (P)                           VP


D. J. Howe (E)                                VP               VP        VP


E. J. McCarthy (E) (P)                        VP


D. W. Myers (E)                               VP-C-D           VP-C-D    VP-C-D            D-C      C


J. J. Westervelt (E) (P)                      VP


R. J. Toole (F)                               VP               VP        VP                P-D      VP-D


R. S. Zechman (E)                             VP               VP        VP                                    D


L. A. Lenhart (C)                                                                          T


D. Weaver (E)                                                                              VP


R. L. Wise (F)                                                                                      P-D


C. Brooks (E)                                 VP               VP        VP


R. J. Vodzack (F) (N)


W. C. Matthews (E)                            AS               AS        AS         AS


G. R. Repko (E)                               VP      VP                                                       VP-D



                                                                              23





ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


                                                                  NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                              ----------------------------------------------------------------------------------

                                                                                           YORK
                                                                                           HAVEN    NINEVEH    WAVERLY
                                                                                           POWER     WATER      ELEC.
                                              JCP&L   (K)      MET-ED    PENELEC    (L)     CO.       CO.        CO.      SAXTON
                                              -----   ---      ------    -------    ---    -----    -------    -------    ------




C. B. Snyder (A) (O)                          D                D         D                                     D


J. L. Greco (E)                                                                                     D






                                                                              24




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


(A) Address is 300 Madison Avenue, Morristown, NJ.

(B) Address is 310 Madison Avenue, Morristown, NJ.

(C) Address is Rt. 183 & Van Reed Road, Reading, PA.

(D) Address is One Upper Pond Road, Parsippany, NJ.

(E) Address is 2800 Pottsville Pike, Muhlenberg Township, PA.

(F) Address is 1001 Broad Street, Johnstown, PA.

(G)  Includes some or all of the following GPU  International  Group  companies:
     Elmwood Energy Corporation, Camchino Energy Corporation, OLS Acquisition Corporation, OLS Energy - Berkeley, OLS Energy - Chino, OLS Energy - Camarillo, Armstrong Energy Corporation, Geddes Cogeneration Corporation, NCP Energy, Inc., NCP Lake Power, Inc., NCP Gem, Inc., Umatilla Groves, Inc., NCP Dade Power, Inc., NCP Pasco, Inc., NCP Brooklyn Power, Inc., NCP Commerce Power, Inc., NCP Houston Power, Inc., NCP Perry, Inc., NCP New York, Inc., EI Selkirk, Inc., EI Canada Holding, Ltd., EI Brooklyn Power, Ltd., EI Services Canada, Ltd., EI Brooklyn Investments, Ltd., EI International, EI Fuels Corporation, EI Services, Inc., GPU International Asia, Inc., GPU Power Ireland, Inc., Hanover Energy Corporation, EI Power (China), Inc., EI Power (China) I, Inc., EI Power (China) II, Inc., EI Power (China) III, Inc., Guaracachi America, Inc., EI Barranquilla, Inc., Barranquilla Lease Holding, Inc., Los Amigos Leasing Company, Ltd., Austin Cogeneration Corporation, International Power Advisors, Inc., GPU Power Philippines, Inc., Victoria Electric Holdings, Inc., Victoria Electric, Inc., GPU Australia Holdings, Inc., Austran Holdings, Inc., EI UK Holdings, Inc., Avon Energy Partners Holdings, and Avon Energy Partners plc.

(H) B. L. Levy is also Director of Empresa Guaracachi S.A., Termobarranquilla S.A., GPU International Australia Pty Ltd., EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc. and GPU PowrNet Pty. Ltd.

(I) J. G. Graham is also Director EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc. and Midlands Power International Ltd.

(J) I. H. Jolles is also Alternate Director of Midlands Electricity, plc., Avon Energy Partners Holdings, Avon Energy Partners, plc. and GPU PowerNet Pty Ltd.

(K) Includes the following companies: JCP&L Preferred Capital, Inc., and JCP&L Capital, L.P.

(L) Includes the following companies: Met-Ed Preferred Capital, Inc., Met-Ed Capital, L.P., Penelec Preferred Capital, Inc., and Penelec Capital, L.P.



                                                                              25




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1997


(M) F. D. Hafer is also a Director of Avon Energy Partners Holdings, Avon Energy Partners plc., Midlands Electricity plc., GPU PowerNet Pty Ltd.
     and Midlands Power International Ltd.

(N)  R. J. Vodzack is also Chief Accounting Officer of GPU Genco.

(O) C. Snyder is also a Director of GPU PowerNet Pty Ltd.

(P) Resigned from all positions on December 31, 1997.

(Q) Resigned from all positions at GPU International, Inc., GPU Power, Inc., GPU Electric, Inc. and all subsidiaries listed in footnote (G) hereto effective December 31, 1997.

         PART I.  AS OF DECEMBER 31, 1997





                                    KEY
                         ------------------------------------------

                          CH  - Chairman
                          CB  - Chairman of the Board
                           D  - Director
                           P  - President
                          EVP - Executive Vice President
                          SVP - Senior Vice President
                          VP  - Vice President
                           C  - Comptroller
                           T  - Treasurer
                           S  - Secretary
                          S-D - Secretary (Domestic Companies)
                          S-I - Secretary (International Companies)
                          AS  - Assistant Secretary
                         AS-D - Assistant Secretary (Domestic Companies)
                         AS-I - Assistant Secretary (International Companies)
                          AT  - Assistant Treasurer
                          AC  - Assistant Comptroller

Part II. AS OF DECEMBER 31, 1997


                        NAME AND LOCATION         POSITION HELD     APPLICABLE
NAME OF OFFICER                OF                 IN FINANCIAL      EXEMPTION
  OR DIRECTOR         FINANCIAL INSTITUTION        INSTITUTION         RULE
---------------       ---------------------       -------------     ----------

D. Baldassari          First Morris Bank           Director            70(f)
                       Morristown, NJ

F. D. Hafer            Sovereign Bancorp, Inc.     Director            70(a)
                       and Sovereign Bank
                       Reading, PA

C. A. Rein             Bank of New York            Director            70(b)
                       New York, NY

S. B. Wiley            First Morris Bank           Director
                       Morristown, NJ              (Chairman)          70(c)

R. L. Wise             U.S. Bancorp, Inc.          Director            70(f)
                       Johnstown, PA

 "     "               U.S. Bancorp                Director            70(f)
                         Trust Company
                       Johnstown, PA

 "     "               U.S. National Bank          Director            70(f)
                         of Johnstown
                       Johnstown, PA

Part III.


     Information concerning the compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec is filed as Exhibit F-1 to this Form U5S.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS


    Name of Company                                      Account
    Name of Beneficiary                    Purpose       Charged     Amount

Jersey Central Power & Light Company:
 Salary and Expenses - Public
   Affairs Activities                        (2)           (3)      $  929,201
 Edison Electric Institute - Dues            (1)        (3) & (4)      149,849
 Alliance for Competitive Electricity        (1)           (3)          27,485
 Utility Water Act Group                     (1)           (4)           2,594
 MWW Strategic Communications                (2)           (3)          16,077
 Community Outreach Program                  (2)           (3)          88,900
 Monroe Township Municipalization            (2)           (3)          17,379
 Martin Bontempo, Inc.                       (2)           (3)          49,500
 Norwescap, Inc.                             (1)           (3)          34,000
 O.C.E.A.N., Inc.                            (1)           (3)          51,000
 3 Beneficiaries                             (1) & (2)  (3) & (4)        5,358
                                                                     ---------

   Company total                                                    $1,371,343

Metropolitan Edison Company:
 Salary & Expenses - Public
   Affairs Activities                        (2)           (3)      $  612,911
 Edison Electric Institute - Dues            (1)        (3) & (4)       93,685
 Alliance for Competitive Electricity        (1)           (3)          14,301
 Utility Water Act Group                     (1)           (4)           1,297
 National Conference of State Legislators-
  Private Sector Sponsorship                 (2)           (3)          10,000
 Project Good Neighbor                       (1)           (3)         129,741
 8 Beneficiaries                             (1) & (2)  (3) & (4)       15,453
                                                                     ---------

   Company total                                                    $  877,388
                                                                     ---------

Pennsylvania Electric Company:
 Salary & Expenses - Public Affairs
   Activities                                (2)           (3)      $  739,319
 Edison Electric Institute - Dues            (1)        (3) & (4)      102,350
 Alliance for Competitive Electricity        (1)           (3)          17,603
 Utility Water Act Group                     (1)           (4)           1,297
 Project Good Neighbor                       (1)           (3)         142,681
 3 Beneficiaries                             (1) & (2)  (3) & (4)        7,294
                                                                     ---------

   Company total                                                    $1,010,544


   Total for all Companies                                          $3,259,275

Notes:  (1)  Contribution or membership fee.
        (2)  Public relations services.
        (3)  Income deduction.
        (4)  Operating expense.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.
                                     Serving      Receiving
Transaction                          Company       Company      Compensation
-----------                          -------       -------      ------------
                                                               (In Thousands)

Charges incurred in                   JCP&L        Met-Ed          $  375
connection with the                     "          Penelec            421
Allenhurst Remittance Center

Phillipsburg building costs           JCP&L        GPUS               195
allocated to Corporate Plant
Accounting Department

MGO building costs allocated to       JCP&L        Met-Ed              33
Conditioned Power Department

Costs associated with the Accounting  JCP&L        GPUS                59
Operations Department for services
provided

Costs related to the Claims           JCP&L        Met-Ed               3
Dept. for services provided             "          Penelec              3

Services provided by JCP&L employee   JCP&L        GPUS                22
temporarily reassigned to GPUS'
Internal Auditing Department

Construction Services provided by     JCP&L        GPU Telcom         344
JCP&L employees

Operating Start-up costs              JCP&L        GPU AR               5

Other                                 JCP&L        GPUS                13


                                                                   ------
Total JCP&L                                                        $1,473
                                                                   ======

                                     Serving      Receiving
Transaction                          Company       Company      Compensation
                                                               (In Thousands)

Costs incurred by Reprographics       Met-Ed       GPUN            $    9
Department for services provided         "         GPUS               152
                                         "         JCP&L              104
                                         "         Penelec            158
                                         "         Genco              173
                                         "         GPUI Group           8
                                         "         GPU, Inc.            6
                                         "         GPU AR               1

Company Store charges                 Met-Ed       GPUS                12
                                         "         JCP&L               18
                                         "         Penelec             69
                                         "         Genco                5


Computer Equipment                    Met-Ed       GPU AR              92

Costs incurred by IS and              Met-Ed       GPUS               103
Accounting Departments for
Services provided

Vehicle service                       Met-Ed       GPUS                80

Costs incurred for the operation      Met-Ed       JCP&L              231
and maintenance of JCP&L owned
capacitors at TMI & Hosensack


Materials                             Met-Ed       Penelec             59

Met-Ed personnel charges              Met-Ed       Penelec            190

Management services related to        Met-Ed       GPUI Group         211
Solaris Power

Gateway Building                      Met-Ed       GPUS               293

Rental of office space                Met-Ed       GPUS                13

Harrisburg lobbyist expenses          Met-Ed       GPUS                66
                                         "         GPUN                86
                                         "         GPUI Genco          37

Operating Start-up costs              Met-Ed       GPU AR             180

Other                                 Met-Ed       GPU AR              11
                                         "         GPUS                12
                                         "         JCP&L               85
                                         "         GPUI Group           1

                                                                    -----
Total Met-Ed                                                       $2,465
                                                                    =====

                                     Serving      Receiving
Transaction                          Company       Company      Compensation
                                                               (In Thousands)

Costs associated with GPU             Penelec      GPUN            $   32
consolidated Accounts                    "         GPUS                22
Payable Department                       "         Met-Ed              55
                                         "         JCP&L               87
                                         "         Genco               77

Costs associated with GPU             Penelec      GPUN                39
consolidated Payroll                     "         GPUS                 9
Department                               "         Met-Ed              19
                                         "         JCP&L               35
                                         "         Genco               28


Costs associated with GPU             Penelec      Met-Ed               1
consolidated Fuels Department


Vehicle usage                         Penelec      GPUS                 6
                                         "         Met-Ed               3


Costs associated with business        Penelec      Met-Ed               2
office data verification and
cleanup

Engineering services related to       Penelec      GPUI Group           6
various GPUI Group projects

Costs associated with the             Penelec      Genco              161
Electrical Maintenance
Information System

Rental of office space                Penelec      Genco            2,469

Costs associated with other GPU       Penelec      Genco              254
System consolidated General and
Administrative functions

Costs associated with                 Penelec      Genco              247
mobile maintenance


Other                                 Penelec      GPUN                12


                                                                   ------
Total Penelec                                                      $3,564
                                                                   ======

Part I. (Penelec Continued)


A Mutual Assistance Agreement, approved by the Pennsylvania Public Utility Commission by order dated December 15, 1993, between and among Met-Ed, Penelec, JCP&L, GPUN, GPUS and Genco covering various affiliate transactions in goods and services remains in effect at year end.

Part II.

  None.

Part III.

  None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):

EI Selkirk, Inc. and Selkirk Cogeneration Partners Limited Partnership

Part I.

(a) At December 31, 1997, GPU International, Inc. (GPUI), through its wholly-owned subsidiary EI Selkirk, Inc., owned a 13.55% preferred interest and a 20% common interest in Selkirk Cogeneration Partners Limited Partnership (Selkirk).

     Selkirk is a Delaware limited partnership and was formed for the purpose of constructing, owning and operating two natural gas-fired combined-cycle cogeneration facilities located in Bethlehem, New York. The facilities are
     79.9 and 26.5 megawatts  (MW) each with a combined  average net capacity of
     344.9 MW producing steam and electricity.

(b) GPU, Inc. (GPU), indirectly through its wholly-owned subsidiary GPUI, has invested $20,285,793 in Selkirk.

(c)  Ratio of debt to common equity of Selkirk - (12):1

     Accumulated losses of Selkirk - $(13,566,102)

(d)  None.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to Selkirk is provided in Exhibit H-1.

Financial statements of Selkirk Cogeneration Partners Limited Partnership as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

----------------------------------------------

EI Canada Holding Limited,  EI Brooklyn Power Limited,  EI Brooklyn  Investments
--------------------------------------------------------------------------------
Limited, EI Services Canada Limited and Brooklyn Energy Limited Partnership
---------------------------------------------------------------------------

Part I.

(a)  At  December  31,  1997,  GPU  International,   Inc.  (GPUI),  through  its
     wholly-owned  subsidiaries  EI Canada  Holding  Limited,  EI Brooklyn Power
     Limited and EI Brooklyn Investments Limited, owned a 74.1% general partnership interest and a 1% limited partnership interest in Brooklyn Energy Limited Partnership (BELP).

     BELP, a 24 megawatt wood and oil burning cogeneration facility, is located in Brooklyn, Nova Scotia, Canada, and commenced commercial operation in April 1996.

(b) GPU, indirectly through its wholly-owned subsidiary GPUI, capitalized $204,883 in organizational costs related to its investment in BELP, and has invested $748,422 in BELP.

     As of December 31, 1997, GPU International has made capital contributions in Brooklyn totaling Candian $12.9 million (approximately U.S. $9 million) and has provided Canadian $4.2 million (approximately U. S. $3 million) of funding to EI Services Canada Limited and Brooklyn to pay past due operating expenses. In 1997, GPU International recorded a provision of U.S. $7.9 million to fully reserve its investment balance and advances due to both GPU International and EI Services Canada Limited.

(c)  Ratio of debt to common equity of BELP - (14):1

     Accumulated losses of BELP - $(4,584,927)

(d) EI Services Canada Limited (ESC), a wholly-owned subsidiary of GPUI, has an operation and maintenance (O&M) contract with BELP. ESC is entitled to an annual fee of C $300,000 per year.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to BELP is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of BELP and ESC as of and for the year ended December 31, 1997 are provided in
Exhibit I-1.

---------------------------------

GPU Power, Inc.
---------------

Part I.

(a) At December 31, 1997, GPU, Inc. (GPU) owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) GPU has invested $33,000,000 in GPU Power, Inc.

(c) Ratio of debt to common equity - Not applicable.

     Accumulated losses - $(1,730,690)

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Power, Inc. as of and for the year ended December 31, 1997 are provided in
Exhibit I-1.

---------------------------------

Guaracachi America, Inc. and Empresa Guaracachi S.A.
----------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary Guaracachi America, Inc., owned 50% of Empresa Guaracachi S.A.

     Empresa Guaracachi S.A. is a Bolivian corporation having three facilities located in Bolivia in and around the cities of Santa Cruz, Sucre and Potosi. It is an electric generating company having an aggregate capacity of 216 megawatts.

(b) GPU, through its wholly-owned subsidiary GPU Power, Inc., invested $47,131,000 in Empresa Guaracachi S.A. The investment was funded by a capital contribution from GPU of $33,000,000 and borrowings of $14,131,000.

(c)  Ratio of debt to common equity of Empresa Guaracachi S.A. - .3213:1

     Accumulated earnings of Empresa Guaracachi S.A. - $3,252,028

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Empresa Guaracachi S.A. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Empresa Guaracachi S.A. as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

---------------------------------

EI Barranquilla, Inc. and Termobarranquilla S.A.
------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary EI Barranquilla, Inc., owned a 29% interest in Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

     TEBSA consists of an existing 240 megawatt gas-fired generating plant located near Barranquilla, Colombia, and a 750 megawatt gas-fired plant currently being constructed adjacent to the existing plant. As of December
     31. 1997, six of the planned seven units were in operation. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract. Total project costs, including the acquisition of the existing plant, are approximately $750 million, of which GPU Power, Inc.'s equity contribution is expected to be approximately $65 million.

(b) As of December 31, 1997, GPU Power Inc. has made capital contributions totaling $382,583 in TEBSA.

     As of October 18, 1995, a guarantee of amounts up to $122,750,000 was made by GPU for the benefit of the Bankers Trust Company as collateral agent on behalf of the Equity Bridge Lenders and the Secured Parties in connection with the Barranquilla, Colombia acquisition.

(c) Ratio of debt to common equity of TEBSA - Not applicable.

     Accumulated losses of TEBSA - $(8,758,095)

(d)  See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of TEBSA as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

---------------------------------

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.
---------------------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc., owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

     Leaseco, which is a Bermuda corporation, has begun to procure equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $12,000 in Leaseco to capitalize the company.

(c)  Ratio of debt to common equity of Leaseco - 297:1

     Accumulated losses of Leaseco - $1,064,207

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

---------------------------------

EI International and GPUI Colombia, Ltda.
-----------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

     GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $10,000 in GPUI Colombia, Ltda. to capitalize the company.

     GPUI has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, GPUI has guaranteed the performance of the Operators, of which the limit of liability is $5,000,000.

(c)  Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable.

     Accumulated earnings of GPUI Colombia, Ltda. - $168,520.

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 1997 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

Hanover Energy Corporation
--------------------------

Part I.

(a)  At  December  31,  1997,  GPU Power,  Inc.  owned  100% of  Hanover  Energy
     Corporation,   a  New  Jersey   corporation   established  to  make  future
     investments in EWGs.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Hanover Energy Corporation as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Hanover Energy Corporation is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China), Inc. and China Power Partners, L.P.
-----------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc. through its wholly-owned subsidiary EI Power (China), Inc., owned a 49% limited partnership interest and a 1% general partnership interest in China Power Partners, L.P.

     China Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWG's in China.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China), Inc. or China Power Partners, L.P. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to China Power Partners L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) I, Inc. and Ming Jiang Power Partners, L.P.
------------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary EI Power (China) I, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Ming Jiang Power Partners, L.P.

     Ming  Jiang  Power  Partners,   L.P.  is  a  Delaware  limited  partnership
     established to make future investments in EWGs in China.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) I, Inc. or Ming Jiang Power Partners, L.P. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Ming Jiang Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) II, Inc. and Nanjing Power Partners, L.P.
----------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary EI Power (China) II, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Nanjing Power Partners, L.P.

     Nanjing Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWGs in China.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) II, Inc. or
     Nanjing Power Partners, L.P. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Nanjing Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) III, Inc. and Zhuang He Power Partners, L.P.
-------------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc. through its wholly-owned subsidiary EI Power (China) III, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Zhuang He Power Partners, L.P.

     Zhuang  He  Power  Partners,   L.P.  is  a  Delaware  limited   partnership
     established to make future investments in EWG's in China.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) III, Inc. or Zhuang He Power Partners, L.P. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Zhuang He Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

Austin Cogeneration Corporation and Austin Cogeneration Partners, L.P.
----------------------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc., through its wholly-owned subsidiary Austin Cogeneration Corporation, owned a 99% limited partnership interest and a 1% general partnership interest in Austin Cogeneration Partners, L.P.

     Austin Cogeneration Partners, L.P. is a Delaware limited partnership established to invest in EWGs and qualifying facilities.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Austin Cogeneration Corporation or Austin Cogeneration Partners, L.P. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Austin Cogeneration Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

International Power Advisors, Inc.
----------------------------------

Part I.

(a) At December 31, 1997, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

     IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to IPA as of December 31, 1997.

     Accumulated earnings - None.

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

GPU Power  Philippines,  Inc. (formerly  Colombian  Installations,  Inc.) and
--------------------------------------------------------------------------------
Magellan Utilities Development Corporation
------------------------------------------
Part I.

(a) At December 31, 1997, GPU Power, Inc. through its wholly-owned subsidiary, GPU Power Philippines, Inc. (formerly Colombian Installations, Inc.), a Delaware corporation owned a 13.2% interest in Magellan Utilities Development Corporation (MUDC).

     MUDC, a Philippine corporation, plans to build a 300 MW pulverized coal-fired power plant which will sell power under a 25-year power purchase agreement to Manila Electric Company. The plant will be constructed on a 100-acre site located on the south shore of Bantangas Bay, Philippines. Commercial operation is expected after a three-year construction period.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Philippines, Inc. as of December 31, 1997.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to MUDC is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Electric, Inc.
------------------

Part I.

(a) At December 31, 1997, GPU owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCO's, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) At December 31, 1997, GPU has invested $98,000,000 in GPU Electric, Inc. In early 1998, GPU invested an additional $250,000,000 in GPU Electric, Inc.

(c) Ratio of debt to common equity - Not applicable.

     Accumulated losses - $(2,493,744)

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Electric, Inc. as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

--------------------------------

Victoria Electric Holdings, Inc., Victoria Electric, Inc. and Solaris Power
---------------------------------------------------------------------------

Part I.

(a)  At  December  31,  1997,  GPU  Electric,   Inc.  through  its  wholly-owned
     subsidiary Victoria Electric Holdings, Inc and its wholly-owned subsidiary Victoria Electric, Inc., owned 50% of Solaris Power (Solaris).

     Solaris is an Australian electric distribution company located in and around Melbourne, Australia, which serves approximately 230,000 customers.

     In January 1998, GPU Electric, Inc. sold its 50% interest in Solaris.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $112,173,000 in Solaris. The investment was funded by a capital contribution from GPU of $48,000,000 and borrowings of approximately $64,173,000.

     As of December 31, 1997, GPU has guaranteed amounts not to exceed an aggregate of Australian $95 million (US $75 million), outstanding at any one time. The proceeds of such borrowings were used to fund, in part, GPU's investment in Solaris.

(c)  Ratio of debt to common equity of Solaris - 3.36:1

     Accumulated earnings of Solaris - $33,585,191

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Solaris is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Solaris as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

--------------------------------

EI UK Holdings,  Inc., Avon Energy Partners  Holdings,  Avon Energy Partners plc
--------------------------------------------------------------------------------
and Midlands Electricity plc
----------------------------

Part I.

(a) At December 31, 1997, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), owned a 50% interest in Avon Energy Partners Holdings which owned 100% of Avon Energy Partners plc, which in turn, owned 100% of Midlands Electricity plc (Midlands).

     Midlands is an English regional electric company which supplies and distributes electricity to 2.2 million customers in England. Midlands also owns a generation business that produces electricity both domestically and internationally, and a gas supply company that provides natural gas to 8,000 customers in England.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $568 million in Midlands.

     As of December 31, 1997, EIUK has borrowed approximately $561 million, through a GPU, Inc. guaranteed five-year bank term loan facility, to fund its investment in Avon Energy Partners Holdings.

(c)  Ratio of debt to common equity of Midlands Electricity - .239:1

     Accumulated earnings of Midlands Electricity - $2,351,411,076

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Midlands as of and for the year ended December 31, 1997 are provided in Exhibit I-1.

--------------------------------

GPU Australia  Holdings,  Inc., Austran Holdings,  Inc., GPU PowerNet Pty. Ltd.,
--------------------------------------------------------------------------------
GPU PowerNet Investment, Pty. Ltd. and Austran Investment Pty. Ltd.
-------------------------------------------------------------------

Part I.

(a) At December 31, 1997, GPU Electric, Inc. through its wholly-owned subsidiary GPU Australia Holdings, Inc. owned a 100% interest in Austran Holdings, Inc., which in turn owned 100% of GPU PowerNet Pty. Ltd. (GPU PowerNet).

     GPU PowerNet is an Australian regional electric transmission company which serves electricity to 4.5 million customers in the State of Victoria.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $1.9 billion in GPU PowerNet.

     As of December 31, 1997, GPUI Australia Holdings, Inc., has borrowed $450 million, through a GPU, Inc. guaranteed five-year bank term loan facility, to partially fund it's investment in GPU PowerNet.

     As of December 31, 1997, Austran Holdings, Inc., has borrowed approximately $1.4 billion, through a non-recourse senior debt facility, to fund the remaining investment in GPU PowerNet.

(c)  Ratio of debt to common equity of GPU PowerNet - 57.85:1

     Accumulated losses of GPU PowerNet - $(1,097,319)

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU PowerNet is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty. Ltd., GPU PowerNet Investment, Pty. Ltd. and Austran Investment Pty. Ltd. as of and for the year ended December 31, 1997 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statement.

Part III.

GPU's aggregate investment in EWG's and FUCO's at December 31, 1997, was as follows*:

                        EWG's:            $    235,300,000
                        FUCO's:           $  1,181,933,000

GPU's aggregate capital investment in domestic public utility subsidiary companies at December 31, 1997 was approximately $3,046,005,000.

Ratio of GPU's aggregate investment of EWG's and FUCO's to GPU's aggregate investment in domestic public utility subsidiary companies at December 31, 1997, was as follows:

                        EWG's:            .08:1
                        FUCO's:           .39:1




*Pursuant to Rule  53(a)(1)(i)  under the Public Utility  Holding Company Act of
 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                    Page
Consolidating Financial Statements, Schedules and Notes

 -  Report of Independent Accountants.                                57

 -  Consolidating Financial Statements of GPU, Inc.                58-70
    for 1997.

 -  Combined Notes 1 through 14 to Consolidated Financial
    Statements incorporated herein by reference, in Exhibit
    A (page 69), in the GPU, Inc. Annual Report on Form 10-K for 1997 (Item 8 of 10-K).

-   Combined   Notes  1  through  14  to   Consolidated   Financial   Statements
    incorporated herein by reference, in Exhibit A (page 69), in the Jersey Central Power & Light Company Annual Report on Form
    10-K for 1997 (Item 8 of 10-K).

 -  Combined   Notes  1  through  14  to   Consolidated   Financial   Statements
    incorporated   herein  by  reference,   in  Exhibit  A  (page  69),  in  the
    Metropolitan Edison Company Annual Report on Form 10-K for 1997 (Item 8 of 10-K).

 -  Combined   Notes  1  through  14  to   Consolidated   Financial   Statements
    incorporated   herein  by  reference,   in  Exhibit  A  (page  69),  in  the
    Pennsylvania Electric Company Annual Report on Form 10-K for 1997 (Item 8 of 10-K).

-  Exhibits                                                           71

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of GPU, Inc.


We have audited the consolidated balance sheet of GPU, Inc. and Subsidiary Companies as of December 31, 1997 and the related consolidated statements of income, retained earnings, and cash flows for the year then ended. Such consolidated financial statements are included in the consolidating financial statements listed in Item 10 of this Form U5S. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GPU, Inc. and Subsidiary Companies as of December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information and the financial statement exhibits of the individual companies listed in Item 10 of this U5S are presented for purposes of additional analysis rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the consolidated financial statements. The supplementary consolidating information and the financial statement exhibits have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.



                                           COOPERS & LYBRAND L.L.P.



New York, New York
February 4, 1998


                       GPU, Inc. and Subsidiary Companies
                           Consolidating Balance Sheet
                                December 31, 1997
                       ----------------------------------
                                 (In Thousands)

                                            GPU, Inc. and
                                              Subsidiary    Eliminations                 Jersey Central  Metropolitan   Pennsylvania
                                              Companies         and                      Power & Light      Edison        Electric
ASSETS                                       Consolidated   Adjustments     GPU, Inc.       Company        Company        Company
                                             ------------   -----------     ---------    --------------  ------------   ------------
Utility Plant:
    In service, at original cost              $11,150,677                                  $ 4,671,568    $ 2,411,810   $ 2,812,720
    Less, accumulated depreciation              4,050,165                                    2,007,427        919,771     1,091,965
                                              -----------                                  -----------     -----------   -----------
       Net utility plant in service             7,100,512                                    2,664,141      1,492,039     1,720,755
    Construction work in progress                 250,050                                      124,887         45,435        69,089
    Other, net                                    159,009                                       92,654         39,056        26,110
                                              -----------                                  -----------     ----------    -----------
       Net utility plant                        7,509,571                                    2,881,682      1,576,530      1,815,954
                                              -----------                                  -----------     -----------   -----------

Other Property and Investments:
    Common stock of subsidiaries                     --     $ 3,244,657(A) $ 3,244,657
    GPU International Group
      investments, net                            596,679
    Nuclear decommissioning trusts                579,673                                      343,434        168,110         68,129
    Nuclear fuel disposal trust                   108,652                                      108,652
    Goodwill, net                                 581,364
    Other, net                                    252,335                        6,082           8,951         11,958          7,071
                                              -----------   -----------    -----------     -----------    -----------    -----------
       Total other property and investments     2,118,703     3,244,657      3,250,739         461,037        180,068         75,200
                                              -----------   -----------    -----------     -----------    -----------    -----------

Current Assets:
    Cash and temporary cash investments            85,099                                        2,994          6,116
    Special deposits                               27,093                                        6,778          1,055          2,449
    Accounts receivable:
       Customers, net                             290,247                                      153,753         65,156         71,338
       Other                                      104,441       160,691(B,C,     6,191          18,225         29,399         21,051
    Unbilled revenues                             147,162                D)                     59,687         39,747         47,728
    Materials and supplies, at average cost
       or less:
       Construction and maintenance               187,799                                       90,037         38,597         47,853
       Fuel                                        40,424                                       14,260         11,323         14,841
    Investment held for sale                      106,317
    Deferred income taxes                          83,962                                       27,536          2,945          7,589
    Prepayments                                    56,636                          164          14,468          6,762         29,856
                                              -----------   -----------    -----------     -----------    -----------    -----------
       Total current assets                     1,129,180       160,691          6,355         387,738        201,100        242,705
                                              -----------   -----------    -----------     -----------    -----------    -----------

Deferred Debits and Other Assets:
    Regulatory assets:
      Three Mile Island Unit 2 deferred costs     345,326                                    109,498          146,290         89,538
      Income taxes recoverable through future
        rates                                     510,680                                    128,111          178,927        203,642
      Nonutility generation contract buyout
        costs                                     245,568                                    140,500           76,368         28,700
      Unamortized property losses                  99,532                                     94,726            2,650          2,156
      Other                                       448,146         1,432(E)                   312,867           70,647         66,064
                                              -----------   -----------                  -----------      -----------    -----------
       Total regulatory assets                  1,649,252         1,432                      785,702          474,882        390,100
    Deferred income taxes                         383,169                                    154,708           87,332         55,698
    Other                                         134,833        26,458(F)         231        19,909           14,069         13,118
                                              -----------   -----------    -----------   -----------      -----------    -----------
       Total deferred debits and other assets   2,167,254        27,890            231       960,319          576,283        458,916
                                              -----------   -----------    -----------    ----------      -----------    -----------
       Total Assets                           $12,924,708   $ 3,433,238    $ 3,257,325   $ 4,690,776      $ 2,533,981    $ 2,592,775
                                              ===========   ===========    ===========   ===========      ===========    ===========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.

                                                                              58



                       GPU, Inc. and Subsidiary Companies
                           Consolidating Balance Sheet
                                December 31, 1997
                       ----------------------------------
                                 (In Thousands)


                                         GPU             GPU          GPU       GPU           GPU          GPU       GPU
                                       Advanced       Generation    Service   Nuclear    International    Power    Electric
ASSETS                              Resources, Inc.      Inc.         Inc.      Inc.          Inc.         Inc.      Inc.
                                    ---------------   ----------    -------   --------   -------------    ------   --------
Utility Plant:
    In service, at original cost                                   $ 69,733                                        $1,184,846
    Less, accumulated depreciation                                   26,721                                             4,281
                                                                    -------                                         ---------
       Net utility plant in service                                  43,012                                         1,180,565
    Construction work in progress                                                                                      10,639
    Other, net                                                        1,189
                                                                    -------                                         ---------
       Net utility plant                                             44,201                                         1,191,204
                                                                    -------                                         ---------

Other Property and Investments:
    Common stock of subsidiaries
    GPU International Group
       investments, net                                                                   $   79,458     $      12    517,209
    Nuclear decommissioning trusts
    Nuclear fuel disposal trust
    Goodwill, net                                                                             16,243         6,928    558,193
    Other, net                       $        161     $   759      $ 19,138   $  1,529    $  129,630     $  52,857 $   14,199
                                      -----------      ------       -------    -------     ---------        ------  ---------
       Total other property and
         investments                          161         759        19,138      1,529       225,331        59,797  1,089,601
                                      -----------      ------       -------    -------     ---------        ------  ---------


Current Assets:
    Cash and temporary cash
       investments                          3,534          81            24         75         4,203        12,384     55,688
    Special deposits                                      249            70        390        16,102
    Accounts receivable:
       Customers, net
       Other                                1,390      65,794        23,862     51,678        18,970         7,011     21,561
    Unbilled revenues
    Materials and supplies, at
       average cost or less:
       Construction and maintenance                                                                          5,488      5,824
       Fuel
    Investment held for sale                                                                                          106,317
    Deferred income taxes                                                                      1,929           925     43,038
    Prepayments                                37                     1,219          1         1,717           909      1,503
                                      -----------     -------       -------    -------     ---------       -------   --------
       Total current assets                 4,961      66,124        25,175     52,144        42,921        26,717    233,931
                                      -----------     -------       -------    -------     ---------       -------   --------

Deferred Debits and Other Assets:
    Regulatory assets:
      Three Mile Island Unit 2
         deferred costs
      Income taxes  recoverable
         through future rates
      Nonutility generation contract
         buyout costs
      Unamortized property losses
      Other
       Total regulatory assets
    Deferred income taxes                              17,135        17,411     27,715           963                   22,207
    Other                                               1,399         2,727      1,116        49,377        59,345
                                      -----------      ------       -------    -------     ---------       -------   --------
       Total deferred debits
         and other assets                              18,534        20,138     28,831        50,340        59,345     22,207
                                      -----------      ------       -------    -------     ---------       -------   --------
       Total Assets                  $      5,122     $85,417      $108,652   $ 82,504    $  318,592      $145,859 $2,536,943
                                      ===========      ======       =======    =======     =========       =======  =========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.

                                                                              59



                       GPU, Inc. and Subsidiary Companies
                           Consolidating Balance Sheet
                                December 31, 1997
                        ----------------------------------
                                (In Thousands)


                                       GPU, Inc. and
                                         Subsidiary    Eliminations                Jersey Central   Metropolitan   Pennsylvania
                                          Companies         and                    Power & Light       Edison        Electric
LIABILITIES AND CAPITAL                 Consolidated   Adjustments     GPU, Inc.      Company         Company        Company
                                        ------------   -----------     ---------   --------------   ------------   ------------
Capitalization:
    Common stock                         $  314,458    $  326,050     $  314,458    $  153,713     $   66,273      $  105,812
    Capital surplus                         755,040     1,438,219        755,040       510,769        370,200         285,486
    Retained earnings                     2,140,712     1,509,684      2,140,712       875,639        268,634         393,708
   Accumulated other comprehensive
    income/(loss)                           (29,296)      (29,296)       (29,296)                      12,487           6,332
                                         ----------    ----------     ----------    ----------     ----------     -----------
       Total                              3,180,914     3,244,657      3,180,914     1,540,121        717,594         791,338
    Less:reacquired common stock,
         at cost                             80,984                       80,984
                                         ----------    ----------     ----------    ----------     ----------     -----------
       Total common stockholders'
         equity                           3,099,930     3,244,657      3,099,930     1,540,121        717,594        791,338
    Cumulative preferred stock:
       With mandatory redemption             91,500                                     91,500
       Without mandatory redemption          66,478                                     37,741         12,056          16,681
    Subsidiary-obligated
      mandatorily redeemable
      preferred securities                  330,000                                    125,000        100,000         105,000
    Long-term debt                        4,325,972        26,458(F)                 1,173,304        576,924         676,444
                                         ----------    ----------     ----------    ----------   ------------      ----------
       Total capitalization               7,913,880     3,271,115      3,099,930     2,967,666      1,406,574       1,589,463
                                        -----------    ----------     ----------    ----------   ------------      ----------
Current Liabilities:
    Securities due within one year          631,934                                     12,511             22          30,011
    Notes payable                           353,214                       91,600       115,254         67,279          77,581
    Obligations under capital
       leases                               138,919                                     79,419         38,372          19,939
    Accounts payable                        413,791       158,814(B)         256       140,989        158,462          87,294
    Taxes accrued                            48,304            62(C)           2         3,966         21,455          15,966
    Deferred energy                          25,645                                     25,645
    Interest accrued                         83,947                           57        26,021         15,903          20,902
    Other                                   325,681                       64,062        76,529         33,351          19,654
                                        -----------    ----------     ----------    ----------   ------------      ----------
       Total current liabilities          2,021,435       158,876        155,977       480,334        334,844         271,347
                                        -----------    ----------     ----------    ----------   ------------      ----------

Deferred Credits and Other
Liabilities:
    Deferred income taxes                 1,566,131                                    644,562        412,692         478,182
    Unamortized investment
       tax credits                          123,162                                     54,675         29,134          39,353
    Three Mile Island Unit 2
       future
      costs                                 448,808                                    112,227        224,354         112,227
    Regulatory liabilities                  101,774         1,432(E)                    49,226         24,195          29,785
    Other                                   749,518         1,815          1,418       382,086        102,188         72,418
                                        -----------    ----------     ----------    ----------   ------------      ----------
       Total deferred credits
         and other Liabilities            2,989,393         3,247(D)       1,418     1,242,776        792,563        731,965
                                        -----------    ----------     ----------    ----------   ------------      ----------

       Total Liabilities and Capital   $ 12,924,708   $ 3,433,238     $3,257,325   $4,690 ,776     $2,533,981     $ 2,592,775
                                       ============  ============     ==========    ==========     ==========     ===========



The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.




                                                            60





                       GPU, Inc. and Subsidiary Companies
                           Consolidating Balance Sheet
                                December 31, 1997
                       ----------------------------------
                                 (In Thousands)



                                           GPU           GPU        GPU          GPU           GPU         GPU      GPU
                                        Advanced     Generation   Service       Nuclear   International   Power   Electric
LIABILITIES AND CAPITAL              Resources, Inc.    Inc.        Inc.          Inc.         Inc.        Inc.     Inc.
                                     --------------- ----------   -------      --------   -------------   ------  --------
Capitalization:
    Common stock                                    $      50    $      50    $     50    $      100   $      1 $        1
    Capital surplus                     $  4,300                                             136,466     32,999     97,999
    Retained earnings                     (4,782)                                            (19,291)    (1,730)    (2,494)
    Accumulated other comprehensive
     income/(loss)                                        (86)      (3,112)                                        (44,917)
                                        --------     --------     --------     -------    ----------   --------  ---------
       Total                                (482)         (36)      (3,062)         50       117,275     31,270     50,589
    Less:reacquired common stock,
         at cost                        --------     --------     --------     -------    ----------   --------  ---------
       Total common stockholders'
         equity                             (482)         (36)      (3,062)         50       117,275     31,270     50,589
    Cumulative preferred stock:
       With mandatory redemption
       Without mandatory redemption
    Subsidiary-obligated mandatorily
      redeemable preferred securities
    Long-term debt                                                  22,000                    91,713     51,005  1,761,040
                                        --------     --------     --------     -------    ----------   --------  ---------
       Total capitalization                 (482)         (36)      18,938          50       208,988     82,275  1,811,629
                                        --------     --------     --------     -------    ----------   --------  ---------

Current Liabilities:
    Securities due within one year                                                            32,887      2,556    553,947
    Notes payable                                                                              1,500
    Obligations under capital leases                                 1,189
    Accounts payable                       3,784       53,057       36,425      45,801        18,342      7,911     20,284
    Taxes accrued                                       1,842        3,535       1,600
    Deferred energy
    Interest accrued                                       58          274         417                      149     20,166
    Other                                  1,820       16,872       18,161      20,961        22,316      2,249     49,706
                                        --------     --------     --------     -------    ----------   --------  ---------
       Total current liabilities           5,604       71,829       59,584      68,779        75,045     12,865    644,103
                                        --------     --------     --------     -------    ----------   --------  ---------

Deferred Credits and Othe
Liabilities:
    Deferred income taxes                                  11       12,302         668         9,434         36      8,244
    Unamortized investment
      tax credits
    Three Mile Island Unit 2 future
      costs
    Regulatory liabilities
    Other                                              13,613       17,828      13,007        25,125     50,683     72,967
                                        --------     --------     --------     -------    ----------   --------  ---------
       Total deferred credits and
         other Liabilities                             13,624       30,130      13,675        34,559     50,719     81,211
                                        --------     --------     --------     -------    ----------   --------  ---------

       Total Liabilities and Capital    $  5,122    $  85,417    $ 108,652    $ 82,504    $  318,592   $145,859 $2,536,943
                                        ========    =========    =========    ========    ==========   ======== ==========


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.

                       GPU, Inc. and Subsidiary Companies
                        Consolidating Statement of Income
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                 (In Thousands)

                                        GPU, Inc. and
                                         Subsidiary    Eliminations                   Jersey Central   Metropolitan   Pennsylvania
                                          Companies         and                       Power & Light       Edison        Electric
                                        Consolidated   Adjustments        GPU, Inc.      Company         Company        Company
                                        ------------   -----------        ---------   --------------   ------------   ------------

Operating Revenues                       $ 4,143,379   $    46,217(B,C,                $ 2,093,972     $  943,109     $1,052,936
                                         -----------   -----------        ----------   -----------     ----------      ----------
                                      H,J)
Equity in Earnings of Subsidiaries              --         349,379(A)      $ 349,379
                                         -----------   -----------        ----------
Services Rendered at Cost
      to Affiliated Companies                   --         817,411(D,E,F)
                                         -----------   -----------
Services Rendered to Non-
      Affiliated Companies                      --         370,989(D,E,F)
                                         -----------   -----------

Operating Expenses:
    Fuel                                     400,329       475,385(D,J)                    101,030         92,726        177,256
    Power purchased and interchanged:
        Affiliates                              --          37,167(C)                       15,979         17,936          3,252
        Others                             1,046,906                                       610,792        223,948        212,166
    Deferral of energy and capacity
       costs, net                              6,043                                         6,043
    Other operation and maintenance          993,739       688,112(B,C,D       8,400       454,991        228,258        258,416
                                                                   F, H)
    Depreciation and amortization            467,714         4,558(E,H)                    237,461        106,437        107,111
    Taxes, other than income taxes           357,913        25,338(D,E,F)         93       232,086         59,339         66,395
                                         -----------   -----------        ----------   -----------     ----------     ----------
        Total operating expenses           3,272,644     1,230,560             8,493     1,658,382        728,644        824,596
                                         -----------   -----------        ----------   -----------     ----------     ----------
Operating income before
   income taxes                              870,735       353,436           340,886       435,590        214,465        228,340
    Income taxes                             189,796         2,678(D,E,F)                  110,740         64,314         70,390
                                         -----------   -----------        ----------   -----------     ----------     ----------

Operating Income                             680,939       350,758           340,886       324,850        150,151       157,950
                                         -----------   -----------        ----------   -----------     ----------     ----------

Other Income and Deductions:
    Allowance for other funds used
      during construction                         75            75(D)                                          75
    Equity in undistributed
      earnings/(losses) of
      affiliates                             (27,100)
    Other income/(expense), net                5,585         3,693(D,E,         (136)        1,919          3,371          2,469
                                      F,G)
    Income taxes                              (3,740)                                       (1,376)        (1,455)          (909)
                                         -----------   -----------        ----------   -----------     ----------     ----------

        Total other income and
           deductions                        (25,180)        3,768              (136)          543          1,991          1,560
                                         -----------   -----------        ----------   -----------     ----------     ----------

Income Before Interest Charges and
  Preferred Dividends                        655,759       354,526           340,750       325,393        152,142        159,510
                                         -----------   -----------        ----------   -----------     ----------     ----------

Interest Charges and Preferred
Dividends:
    Interest on long-term debt               246,935         3,946(E,G,J)                   89,869         43,885         49,125
    Other interest                            36,482         1,142(E,F,G)      5,649        15,129          6,765          8,338
    Allowance for borrowed funds
      used during Construction                (5,508)           59(D)                       (2,319)        (1,025)        (2,164)
    Dividends on subsidiary-
      obligated mandatorily
      redeemable preferred securities         28,888                                        10,700          9,000          9,188
    Preferred stock dividends of
      subsidiaries                            12,524       (12,524)(A)
                                         -----------   -----------        ----------   -----------     ----------     ----------
       Total interest charges and
          preferred dividends                319,321        (7,377)            5,649       113,379         58,625         64,487
                                         -----------   -----------        ----------   -----------     ----------     ----------

Minority interest net income                   1,337
                                         -----------   -----------

Net Income                               $   335,101   $   361,903 (A)   $   335,101   $   212,014     $   93,517     $   95,023
                                         ===========   ===========       ===========   ===========     ==========     ==========


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                                                                              62



                      GPU, Inc. and Subsidiary Companies
                        Consolidating Statement of Income
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                 (In Thousands)


                                           GPU            GPU        GPU          GPU           GPU         GPU        GPU
                                        Advanced      Generation   Service       Nuclear   International   Power     Electric
                                     Resources, Inc.     Inc.        Inc.          Inc.         Inc.        Inc.       Inc.
                                     ---------------  ----------   -------      --------   -------------   ------    --------

Operating Revenues                      $    1,339                                          $   38,727    $  29,174  $  30,339
                                         ---------                                          ----------    ---------  ---------

Equity in Earnings of Subsidiaries
Services Rendered at Cost to
      Affiliated Companies                            $ 344,320   $111,758     $361,333
                                                      ---------   --------     --------
Services Rendered to Non-Affiliated
      Companies                                         370,845         44          100
                                                      ---------   --------     --------
Operating Expenses:
    Fuel                                                475,385                                 12,325       16,992
    Power purchased and interchanged:
        Affiliates
        Others
    Deferral of energy and capacity
      costs, net
    Other operation and maintenance          8,700      227,998     99,265      351,799         31,323        5,411      7,290
    Depreciation and amortization                                    4,558                         778        6,161      9,766
    Taxes, other than income taxes                       10,546      6,301        8,491
                                         ---------    ---------   --------     --------      ---------     --------   --------
        Total operating expenses             8,700      713,929    110,124      360,290         44,426       28,564     17,056
                                         ---------    ---------   --------     --------      ---------     --------   --------
Operating income before income taxes        (7,361)       1,236      1,678        1,143         (5,699)         610     13,283
    Income taxes                            (2,576)         131      2,417          130         (3,115)        (335)   (49,622)
                                         ---------    ---------   --------     --------      ---------     --------   --------
Operating Income                            (4,785)       1,105       (739)       1,013         (2,584)         945     62,905
                                         ---------    ---------   --------     --------      ---------     --------   --------
Other Income and Deductions:
    Allowance for other funds used
      during construction                                    75
    Equity in undistributed earnings/
      (losses) of affiliates                                                                    (5,804)      (2,459)   (18,837)
    Other income/(expense), net                  3       (1,121)     3,355         (508)        (4,261)       3,752        435
    Income taxes                         ---------    ---------   --------     --------      ---------     --------   --------
        Total other income and
           deductions                            3       (1,046)     3,355         (508)       (10,065)       1,293    (18,402)
                                         ---------    ---------   --------     --------      ---------     --------   --------

Income Before Interest Charges and
  Preferred Dividends                       (4,782)          59      2,616          505        (12,649)       2,238     44,503
                                         ---------    ---------   --------     --------      ---------     --------   --------


Interest Charges and Preferred
Dividends:
    Interest on long-term debt                                       2,091                                    3,202     62,709
    Other interest                                                     525          505            713
    Allowance for borrowed funds used
      during Construction                                    59
    Dividends on subsidiary-obligated
         mandatorily redeemable
         preferred securities
    Preferred stock dividends of
         subsidiaries
       Total interest charges and
         preferred dividends                                 59      2,616          505            713        3,202     62,709
                                         ---------    ---------   --------     --------      ---------     --------   --------

Minority interest net income                                                                                 (1,337)
                                                                                                           --------

Net Income                              $   (4,782)    $   -      $   -        $   -        $  (13,362)   $  (2,301)  $(18,206)
                                         =========     ========   ========     ========     ==========    =========   ========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                       GPU, Inc. and Subsidiary Companies
                  Consolidating Statement of Retained Earnings
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                (In Thousands)

                                        GPU, Inc. and
                                         Subsidiary    Eliminations                   Jersey Central   Metropolitan   Pennsylvania
                                          Companies         and                       Power & Light       Edison        Electric
                                        Consolidated   Adjustments        GPU, Inc.      Company         Company        Company
                                        ------------   -----------        ---------   --------------   ------------   ------------

Balance at beginning of period           $ 2,054,222   $ 1,457,353       $ 2,054,222   $   825,001     $   255,649    $  359,373


     Net income                              335,101       361,903           335,101       212,014          93,517        95,023


     Cash dividends declared
       on common stock                      (241,517)                       (241,517)

     Cash dividends declared
       on common stock of
       subsidiary companies                      -        (290,000)                       (150,000)        (80,000)      (60,000)

     Cash dividends on cumulative
       preferred stock                           -         (12,524)                        (11,376)           (483)         (665)


     Other adjustments, net                   (7,094)       (7,048)           (7,094)                          (49)          (23)
                                          ----------    ----------        ----------    ----------      ----------     ---------


Balance at end of period                 $ 2,140,712   $ 1,509,684       $ 2,140,712   $   875,639     $   268,634    $  393,708
                                         ===========   ===========       ===========   ===========     ===========    ==========


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by Reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.






                                                                              64







                       GPU, Inc. and Subsidiary Companies
                  Consolidating Statement of Retained Earnings
                  For the Twelve Months Ended December 31, 1997
                 ---------------------------------------------
                                 (In Thousands)


                                           GPU            GPU        GPU          GPU           GPU         GPU        GPU
                                        Advanced      Generation   Service       Nuclear   International   Power     Electric
                                     Resources, Inc.     Inc.        Inc.          Inc.         Inc.        Inc.       Inc.
                                     ---------------  ----------   -------      --------   -------------   ------    --------


Balance at beginning of period          $    -        $   -        $   -        $   -       $    1,047    $     571  $ 15,712


     Net income                             (4,782)                                            (13,362)      (2,301)  (18,206)


     Cash dividends declared
       on common stock


     Cash dividends declared
       on common stock of
       subsidiary companies

     Cash dividends on
       cumulative preferred
       stock

     Other adjustments, net                                                                     (6,976)
                                         ---------    ---------    -------      -------     ----------    ---------   -------


Balance at end of period                 $  (4,782)   $   -        $   -        $   -       $  (19,291)   $  (1,730)  $(2,494)
                                         =========    =========    =======      =======     ==========    =========   =======


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                       GPU, Inc. and Subsidiary Companies
                 Consolidating Statement of Comprehensive Income
                  For the Twelve Months Ended December 31, 1997
                 ---------------------------------------------
                                 (In Thousands)

                                       GPU, Inc. and
                                         Subsidiary    Eliminations                   Jersey Central   Metropolitan   Pennsylvania
                                          Companies         and                       Power & Light       Edison        Electric
                                        Consolidated   Adjustments        GPU, Inc.      Company         Company        Company
                                        ------------   -----------        ---------   --------------   ------------   ------------

Net income                               $   335,101   $   361,903       $  335,101    $  212,014      $    93,517    $    95,023


Other comprehensive income/(loss), net of tax:

     Net unrealized gains on
       investments                             6,374         6,374             6,374                         4,249         2,125

     Foreign currency translation            (48,929)      (48,929)          (48,929)

     Minimum pension liability                (1,495)       (1,495)           (1,495)                         (157)         (122)
                                          ----------    ----------       -----------   ----------       ----------     ---------



      Total other comprehensive
         income/(loss)                       (44,050)      (44,050)          (44,050)          -             4,092         2,003
                                           ----------    ----------       -----------   ----------       ----------     ---------


Comprehensive income                       $ 291,051     $ 317,853        $  291,051    $  212,014       $  97,609      $ 97,026
                                           =========     =========        ==========    ==========       =========      ========


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.









                                                                              66




                       GPU, Inc. and Subsidiary Companies
                 Consolidating Statement of Comprehensive Income
                  For the Twelve Months Ended December 31, 1997
                 ---------------------------------------------
                                 (In Thousands)


                                           GPU            GPU        GPU          GPU           GPU         GPU        GPU
                                        Advanced      Generation   Service       Nuclear   International   Power     Electric
                                     Resources, Inc.     Inc.        Inc.          Inc.         Inc.        Inc.       Inc.
                                     ---------------  ----------   -------      --------   -------------   ------    --------


Net income                              $   (4,782)   $     -      $   -        $    -      $  (13,362)   $  (2,301) $(18,206)


Other comprehensive income/(loss), net of tax:

     Net unrealized gains on
       investments

     Foreign currency
       translation                                                                                  (6)         (12)  (48,911)

     Minimum pension liability                               41     (1,257)
                                        ----------    ---------     ------        -----     ----------    ---------  --------


         Total other
           comprehensive
           income/(loss)                        -            41     (1,257)          -              (6)         (12)  (48,911)
                                        ----------    ---------     ------        -----     ----------    ---------  --------


Comprehensive income                    $   (4,782)   $      41  $  (1,257)     $    -       $ (13,368)   $  (2,313) $(67,117)
                                        ==========    =========  =========      =======      =========    =========  ========


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                       GPU, Inc. and Subsidiary Companies
                      Consolidating Statement of Cash Flows
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                (In Thousands)
                                                        GPU, Inc. and
                                                          Subsidiary    Eliminations                 Jersey Central   Metropolitan
                                                          Companies         and                      Power & Light       Edison
                                                         Consolidated   Adjustments     GPU, Inc.       Company         Company
                                                         ------------   -----------     ---------    --------------   ------------
Operating Activities:
 Net income                                               $  335,101    $  361,903(A)   $ 335,101       $ 212,014      $93,517
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries                           --        (349,379)(A)   (349,379)
   Equity in undistributed (earnings)/losses of
       affiliates,net of distributions received               69,862
   Depreciation and amortization                             487,962                                      253,278       113,662
   Amortization of property under capital leases              50,108                                       28,703        11,637
   Nuclear outage maintenance costs, net                       2,374                                       11,615        (6,169)
   Deferred income taxes and investment tax credits,
       net                                                   (29,248)                                     (27,449)        3,137
   Deferred energy and capacity costs, net                     8,193                                        8,193
   Accretion income                                          (10,760)                                     (10,760)
   Allowance for other funds used during construction            (75)                                                       (75)
 Changes in working capital:
   Receivables                                               (76,178)        4,131 (A)         (3)(A)     (12,625)      (22,527)
   Materials and supplies                                      4,803                                        7,721           845
   Special deposits and prepayments                           28,371                         (161)          6,844        10,489
   Payables and accrued liabilities                           49,025        (3,441)(A)       (524)         12,740        12,502
   Due to/from affiliates                                       --                         (7,261)        (38,230)       29,451
 Nonutility generation contract buyout costs                 (56,550)                                     (30,500)      (16,050)
 Other, net                                                  (18,725)                       9,937           6,281       (17,942)
                                                           ---------     ---------      ---------       ---------     ---------
   Net cash provided (required) by operating activities      844,263       13,214         (12,290)        427,825      212,477
                                                           ---------     ---------      ---------       ---------     ---------

Investing Activities:
 Cash construction expenditures                             (356,416)                                    (172,243)      (87,613)
 Contributions to decommissioning trusts                     (40,283)                                     (18,003)      (16,992)
 GPU International Group investments                      (1,912,221)
 Other, net                                                   34,500        (7,186) (B)      (549)        (10,989)         (363)
                                                         -----------    ---------       ---------       ---------    ----------
   Net cash (used for) provided by investing activities   (2,274,420)       (7,186)          (549)       (201,235)     (104,968)
                                                         -----------    ----------      ---------       ---------    ----------


Financing Activities:
 Issuance of long-term debt                                1,893,219                                                     13,577
 Increase (Decrease) in notes payable, net                    87,667         7,186 (B)     16,200          83,454        16,612
 Retirement of long-term debt                               (184,015)                                    (100,075)      (40,020)
 Capital lease principal payments                            (49,560)                                     (26,496)      (12,744)
 Redemption of preferred stock of subsidiaries               (20,000)                                     (20,000)
 Dividends paid on common stock                             (239,597)                    (239,597)
 Dividends paid on common stock - Internal                      --                        290,000        (150,000)      (80,000)
 Dividends paid on preferred stock of subsidiaries              --         (13,214)(A)                    (11,800)         (719)
 Cash contributions to subsidiaries                             --                        (61,300)
                                                         -----------    ----------      ---------       ---------    ----------
   Net cash provided (required) by financing activities    1,487,714        (6,028)         5,303        (224,917)     (103,294)
                                                         -----------    ----------      ---------       ---------    ----------

Effect of exchange rate changes on cash                       (4,062)
                                                         -----------    ----------      ---------       ---------    ----------

Net increase (decrease) in cash and temporary
 cash investments from above activities                       53,495         --            (7,536)          1,673        4,215
Cash and temporary cash investments, beginning of year        31,604         --             7,536           1,321        1,901
                                                         -----------    ----------      ---------       ---------    ----------
Cash and temporary cash investments, end of year         $    85,099    $    --         $    --         $   2,994    $    6,116
                                                         ===========    ==========      =========       =========    ==========

Supplemental Disclosure:
 Interest and preferred dividends paid                   $   307,064     $ (13,214)(A)  $   5,825       $ 114,423    $  59,819
                                                         ===========    ==========      =========       =========    ==========

 Income taxes paid (refunded)                            $   229,373                    $      93       $ 133,689     $  55,375
                                                         ===========                    =========       =========    ==========

 New capital lease obligations incurred                  $    41,898                                    $  11,048     $  19,695
                                                         ===========                                    =========    ==========

 Common stock dividends declared but not paid            $    60,414                    $  60,414
                                                         ===========                    =========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                                                            68



                       GPU, Inc. and Subsidiary Companies
                      Consolidating Statement of Cash Flows
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                (In Thousands)


                                                               Pennsylvania       GPU            GPU          GPU        GPU
                                                                 Electric       Advanced      Generation    Service     Nuclear
                                                                 Company        Resources        Inc.         Inc.       Inc.
                                                               ------------     ---------     ----------    -------     -------
Operating Activities:
 Net income                                                     $  95,023       $ (4,782)
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Equity in undistributed (earnings) losses of
       affiliates, net of distributions received
   Depreciation and amortization                                   99,688                                 $  4,558
   Amortization of property under capital leases                    7,954                                    1,814
   Nuclear outage maintenance costs, net                           (3,072)
   Deferred income taxes and investment tax credits, net           10,193                     $ (9,081)     (3,226)    $ (5,672)
   Deferred energy and capacity costs,  net Accretion income Allowance for other funds used during construction
 Changes in working capital:
   Receivables                                                    (10,451)        (1,443)           94      11,007           19
   Materials and supplies                                          (3,763)
   Special deposits and prepayments                                 6,973                           51        (317)         530
   Payables and accrued liabilities                                15,356          3,353        (8,946)    (12,408)         134
   Due to/from affiliates                                          (5,595)         2,304        14,804       3,001          713
 Nonutility generation contract buyout costs                      (10,000)
 Other, net                                                       (22,963)          (180)         (350)      2,822        1,687
                                                                 --------       --------      --------    --------      -------
   Net cash provided (required) by operating activities           179,343           (748)      (3,428)       7,251      (2,589)
                                                                 --------       --------      --------    --------      -------


Investing Activities:
 Cash construction expenditures                                   (99,074)                       3,758      (4,695)       3,451
 Contributions to decommissioning trusts                           (5,288)
 GPU International Group investments
 Other, net                                                           454            (18)         (304)     12,273         (801)
                                                                ---------       --------      --------    --------      -------
   Net cash (used for) provided by investing activities          (103,908)           (18)        3,454       7,578       2,650
                                                                ---------       --------      --------    --------      -------


Financing Activities:
 Issuance of long-term debt                                        49,875
 Increase (Decrease) in notes payable, net                        (30,099)
 Retirement of long-term debt                                     (26,010)                                 (13,000)
 Capital lease principal payments                                  (8,506)                                  (1,814)
 Redemption of preferred stock of subsidiaries
 Dividends paid on common stock
 Dividends paid on common stock - Internal                        (60,000)
 Dividends paid on preferred stock of subsidiaries                   (695)
 Cash contributions to subsidiaries                                                4,300
                                                                ---------       --------      --------    --------      -------
   Net cash provided (required) by financing activities           (75,435)         4,300         --        (14,814)
                                                                ---------       --------      --------    --------      -------

Effect of exchange rate changes on cash

Net increase (decrease) in cash and temporary
 cash investments from above activities                              --            3,534           26           15          61
Cash and temporary cash investments, beginning of year               --             --             55            9          14
                                                                ---------       --------      --------    --------      -------

Cash and temporary cash investments, end of year                $    --        $   3,534           $81    $     24      $    75
                                                                 ========       ========      ========    ========      =======


Supplemental Disclosure:
 Interest and preferred dividends paid                          $  61,819                                 $  2,410      $   505
                                                                =========                                 ========      =======
 Income taxes paid (refunded)                                   $  48,348       $ (1,732)     $  8,898    $  4,116      $ 5,174
                                                                =========       ========      ========    ========      =======
 New capital lease obligations incurred                         $  11,155
                                                                =========
 Common stock dividends declared but not paid

----------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.


                                                                              69





                       GPU, Inc. and Subsidiary Companies
                      Consolidating Statement of Cash Flows
                  For the Twelve Months Ended December 31, 1997
                  ---------------------------------------------
                                 (In Thousands)



                                                                        GPU              GPU            GPU
                                                                    International       Power         Electric
                                                                         Inc.             Inc.           Inc.
                                                                   -------------       -------        --------
Operating Activities:
 Net income                                                         $ (13,362)       $  (2,301)      $  (18,206)
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Equity in undistributed (earnings) losses of affiliates,
      net of distributions received                                    14,678            2,459           52,725
   Depreciation and amortization                                          784            6,161            9,831
   Amortization of property under capital leases
   Voluntary enhanced retirement programs
   Nuclear outage maintenance costs, net
   Deferred income taxes and investment tax credits, net               (1,521)             (56)           4,427
   Deferred energy and capacity costs, net
   Accretion income
   Allowance  for other  funds  used  during  construction  Changes  in  working capital:
   Receivables                                                         (7,118)          (1,820)         (27,180)
   Materials and supplies
   Special deposits and prepayments                                     4,694              169             (901)
   Payables and accrued liabilities                                     2,580              837           19,960
   Due to/from affiliates                                               3,515            2,558           (5,260)
 Nonutility generation contract buyout costs
 Other, net                                                             4,211             (354)          (1,874)
                                                                     --------         --------        ---------
   Net cash provided (required) by operating activities                 8,461            7,653           33,522
                                                                     --------         --------        ---------

Investing Activities:
 Cash construction expenditures
 Contributions to decommissioning trusts
 GPU International Group investments                                 (111,005)            (695)      (1,800,521)
 Other, net                                                            35,553           (7,942)
                                                                     --------         --------        ---------
   Net cash (used for) provided by investing activities               (75,452)          (8,637)      (1,800,521)
                                                                     --------         --------        ---------

Financing Activities:
 Issuance of long-term debt                                            62,300                         1,767,467
 Increase (Decrease) in notes payable, net                              1,500            7,186
 Retirement of long-term debt                                                           (4,910)
 Capital lease principal payments  Redemption of preferred stock of subsidiaries
 Dividends  paid on  common  stock  Dividends  paid on common  stock -  Internal
 Dividends paid on preferred stock of subsidiaries
 Cash contributions to subsidiaries                                     7,000                            50,000
                                                                     --------         --------        ---------
   Net cash provided (required) by financing activities                70,800            2,276        1,817,467
                                                                     --------         --------        ---------

Effect of exchange rate changes on cash                                    (6)              (4)          (4,052)
                                                                     --------         --------        ---------

Net increase (decrease) in cash and temporary
 cash investments from above activities                                 3,803            1,288           46,416
Cash and temporary cash investments, beginning of year                    400           11,096            9,272
                                                                     --------         --------        ---------
Cash and temporary cash investments, end of year                    $   4,203        $  12,384       $   55,688
                                                                     ========         ========        =========

Supplemental Disclosure:
 Interest and preferred dividends paid                              $     606        $   3,143       $   45,300
                                                                     ========         ========        =========
 Income taxes paid (refunded)                                       $      49        $  (1,033)      $  (23,604)
                                                                     ========         ========        =========
 New capital lease obligations incurred
 Common stock dividends declared but not paid


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1997, are an integral part of the consolidating financial statements.

Exhibits
--------

A.   Annual Reports
     --------------

     The following documents are incorporated by reference:

A-1 GPU, Inc. - Annual Report on Form 10-K for 1997 (File No. 1-6047) Jersey Central Power & Light Company - Annual Report on Form 10-K for 1997 (File No. 1-3141) Metropolitan Edison Company - Annual Report on Form 10-K for 1997 (File No.1-446) Pennsylvania Electric Company - Annual Report on Form 10-K for 1997 (File No.1-3522)


B.   Certificates  of  Incorporation,   Articles  of   Incorporation,   By-Laws,
     ---------------------------------------------------------------------------
     Partnership Agreements and Other Organizational Documents
     ---------------------------------------------------------
     GPU, GPU Advanced Resources, GPU Telcom, GPU Genco, GPUS & GPUN
     ---------------------------------------------------------------
B-1 Articles of Incorporation of GPU, Inc., as amended through March 27, 1990 incorporated by reference to Exhibit 3-A to GPU's Annual Report on Form 10-K for 1989, File No. 1-6047.

B-2 Articles of Amendment to Articles of Incorporation of GPU, Inc., dated as of May 5, 1995 - incorporated by reference to Exhibit A-4, Certificate Pursuant to Rule 24, File No. 70-8569.

B-3  Articles  of   Incorporation  of  GPU,  Inc.  as  amended  August  1,  1996 incorporated by reference to Exhibit 3-A-2 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

B-4 Articles of Incorporation of GPUS, as amended through April 27, 1994 incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-4990.

B-5 Articles of Incorporation of GPUS, as amended through August 1, 1996 incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-6 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to
      Application on Form U-1, File No. 70-6443.

B-7 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Articles of Incorporation of GPU Genco, dated as of April 11, 1994 incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, SEC File No. 70-8409.

B-9 Articles of Incorporation of GPU Genco, as amended August 1, 1996.- incorporated by reference to Exhibit B-9 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-10 Articles of Incorporation of Saxton Nuclear Experimental Corporation, dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-11 Amended By-Laws of GPU, Inc., dated as of December 4, 1997 - incorporated by reference to Exhibit 3-B to GPU, Inc.'s Annual Report on Form 10-K for 1997, File No. 1-6047.

Exhibits
--------

      GPU, GPU Advanced Resources, GPU Telcom, GPU Genco, GPUS & GPUN
      ---------------------------------------------------------------



B-12 Amended By-Laws of GPUS, dated as of December 19, 1997.

B-13 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-14 Amended By-Laws of GPU Genco, dated as of February 12, 1996 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-8409.

B-15 Certificate of  Incorporation  of GPU Energy  Services,  Inc.,  dated as of
     September 13, 1996.

B-16 Certificate  of Amendment of  Certificate  of  Incorporation  of GPU Energy
     Services, Inc., dated as of January 15, 1997 to change the name of the company to GPU Advanced Resources, Inc.

B-17 By-Laws of GPU Advanced Resources, Inc., dated as of March 6, 1997.

B-18 Certificate of  Incorporation  of GPU Telcom  Services,  Inc.,  dated as of
     September 13, 1996.

B-19 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997.

B-20 Amended  By-Laws of Saxton,  dated as of March 30, 1984 -  incorporated  by reference to Exhibit A-1(e) to
      Application on Form U-1, File No. 70-7398.

B-21 Amendment  to Section 37 of the  By-Laws of Saxton,  dated as of August 27,
     1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-22 Generating Station Operating Agreement among JCP&L, Met-Ed, Penelec and GPU Genco, dated as of March 1, 1996 incorporated by reference to Exhibit B, Certificate Pursuant to Rule 24, File No. 70-8409.

      JCP&L
      -----

B-23 Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982 incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-24 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-25 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

B-26 Certificate of Incorporation of JCP&L Preferred Capital,  Inc., dated as of
     February 21, 1995 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-8495.

Exhibits
--------

      JCP&L
      -----

B-27 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-28 By-Laws of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8495.

B-29 Amended and Restated Limited Partnership Agreement of JCP&L Capital, L.P., dated as of May 11, 1995 incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-30 Action Creating Series A Preferred Securities of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-31 Payment  and  Guarantee  Agreement  of  JCP&L,  dated  as of May  18,  1995 incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

      Met-Ed
      ------

B-32 Restated Articles of Incorporation of Met-Ed, dated as of April 3, 1992 incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1991, File No. 30-126.

B-33 Articles of Incorporation of York Haven Power Company, dated as of December
     18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-34 Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as of
     May 6, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53673.

B-35 Amended By-Laws of Met-Ed, dated as of May 22, 1997.

B-36 Amended By-Laws of York Haven Power Company, dated as of January 1, 1985 incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-37 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-38 By-Laws  of  Met-Ed  Preferred  Capital,  Inc.,  dated  as of May  6,  1994 incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-39 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

B-40 Action Creating Series A Preferred Securities of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits
--------

      Penelec
      -------

B-41 Payment and Guarantee Agreement of Met-Ed, dated as of August 23, 1994 incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8401.

B-42 Restated Articles of Incorporation of Penelec, as amended through March 10,
     1992 - incorporated by reference to Exhibit 3-A to Penelec's Annual Report on Form 10-K for 1991, File No. 1-3522.

B-43 Articles of Incorporation of Nineveh Water Company  (formerly Penelec Water
     Company), dated as of May 22, 1920 incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-44 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

B-45 Amended By-Laws of Penelec, dated as of May 22, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-46 By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-47 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-48 By-Laws  of  Penelec  Preferred  Capital,  Inc.,  dated  as of May 9,  1994 incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-49 Amended and Restated  Limited  Partnership  Agreement  of Penelec  Capital,
     L.P., dated as of June 27, 1994 incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-50 Action Creating Series A Preferred Securities of Penelec Capital, L.P., dated as of June 27, 1994 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-51 Payment  and  Guarantee  Agreement  of  Penelec,  dated as of July 5,  1994 incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8403.

      GPU International Group
      -----------------------

B-52 Amended and Restated Certificate of Incorporation of EI, dated as of September 14, 1990 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1990, File No. 30-126.

B-53 Certificate  of  Amendment  of  Certificate  of   Incorporation  of  Energy
     Initiatives, Inc., dated as of August 1, 1996 to change the name of the company to GPU International, Inc. - incorporated by reference to Exhibit B-48 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-54 Certificate of  Incorporation  of Elmwood Energy  Corporation,  dated as of
     February 13, 1987 - incorporated by reference to Exhibit B-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-55 Certificate of  Incorporation of Camchino Energy  Corporation,  dated as of
     April 26, 1989 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-56 Certificate of  Incorporation of OLS Acquisition  Corporation,  dated as of
     May 3, 1989 - incorporated by reference to Exhibit B-8 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-57 Articles of Incorporation of OLS Energy - Camarillo,  dated as of August 8,
     1984 - incorporated by reference to Exhibit B-10 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-58 Articles of Incorporation of OLS Energy - Chino, dated as of August 8, 1984
     - incorporated by reference to Exhibit B-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-59 Certificate of Incorporation of Armstrong Energy  Corporation,  dated as of
     July 14, 1988 - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-60 Certificate of Incorporation of Geddes Cogeneration Corporation, dated as of March 23, 1989- incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-61 Articles  of  Incorporation  of North  Canadian  Power,  Inc.,  dated as of
     November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-62 Certificate  of Amendment of Articles of  Incorporation  of North  Canadian
     Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-63 Certificate of Incorporation  of NCP Lake Power,  Inc., dated as of May 23,
     1991 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-64 Certificate of Incorporation of NCP Gem, Inc., dated as of May 23, 1991 incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-65 Certificate of Incorporation of Umatilla Groves, Inc., dated as of June 17,
     1992 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-66 Certificate of Incorporation  of NCP Dade Power,  Inc., dated as of May 23,
     1991 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-67  Certificate of Incorporation of NCP Pasco,  Inc., dated as of May 23, 1991
      - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-68 Articles of Incorporation of ADA Management Corporation, dated as of November 20, 1990 - incorporated by reference to Exhibit B-20 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-69 Certificate of Amendment of Articles of Incorporation of ADA Management Corporation, dated as of July 31, 1993 to change the name of the company to Commerce Cogeneration Corporation - incorporated by reference to Exhibit B-21 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-70 Certificate of Amendment of Articles of Incorporation of Commerce Cogeneration Corporation, dated as of July 31, 1993 to change the name of the company to NCP ADA Power, Inc. - incorporated by reference to Exhibit B-22 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-71 Certificate of Incorporation of NCP Brooklyn Power, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-23 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-72 Articles of Incorporation of Trigen Power Company, dated as of December 23, 1988 - incorporated by reference to Exhibit B-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-73 Certificate of Amendment of Articles of Incorporation of Trigen Power Company, dated as of February 21, 1991 to change the name of the company to ADA Power Company - incorporated by reference to Exhibit B-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-74 Certificate of Amendment of Articles of Incorporation of ADA Power Company, dated as of August 31, 1993 to change the name of the company to NCP Commerce Power, Inc. - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-75 Certificate of Incorporation of NCP Houston Power, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-76 Certificate of Incorporation of NCP Perry, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-77 Certificate of Incorporation of NCP New York, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-29 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-78 Certificate of Incorporation of EI Selkirk, Inc., dated as of October 31, 1994 - incorporated by reference to Exhibit B-30 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-79 Certificate of Incorporation of EI Fuels Corporation, dated as of August 9, 1990 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-80  Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994
      - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-81 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

B-82 Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of July 25, 1989 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-83  Certificate  of  Amendment  to  Certificate  of  Incorporation  of Bermuda
      Hundred Energy, Inc., dated as of March 16, 1993 - incorporated by reference to Exhibit B-12-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-84 Certificate of Amendment of the Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 to change the name of the corporation to Hanover Energy Corporation - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-85 Certificate of Incorporation of EI Power (China), Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-45 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-86 Certificate of Incorporation of EI Power (China) I, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-46 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-87 Certificate of Incorporation of EI Power (China) II, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-88 Certificate of Incorporation of EI Power (China) III, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-89 Certificate of Incorporation of Austin Cogeneration Corporation, dated as of January 27, 1995 - incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-90 Certificate of Incorporation of Guaracachi America, Inc., dated as of July 13, 1995 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-91  By-Laws of Incorporation of EI Services Colombia,  Ltda.  (Public Deed No.
      2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-92 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-93 By-Laws of Incorporation of Empresa Guaracachi S.A., effective as of July 13, 1995 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-94 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-95 By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 9994), dated as of October 14, 1994 incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No.
      30-126.

B-96 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-97 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-98 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-99 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-100 Certificate  of Amendment of  Certificate  of  Incorporation  of Colombian
      Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-101 Certificate of Incorporation  of EI Energy,  Inc., dated as of October 18,
      1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-102 Certificate  of Amendment of Certificate  of  Incorporation  of EI Energy,
      Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-103 Certificate  of  Incorporation  of Victoria  Electric,  Inc.,  dated as of
      October 18, 1995 - incorporated by reference to Exhibit B-90 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-104 Certificate of Incorporation of EI Services,  Inc., dated as of October 7,
      1993 - incorporated by reference to Exhibit B-91 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-105 Certificate of Amendment to Certificate of  Incorporation  of EI Services,
      Inc., dated as of August 7, 1995 incorporated by reference to Exhibit B-92 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-106 Certificate of Incorporation of Victoria Electric Holdings, Inc., dated as of June 17, 1996 - incorporated by reference to Exhibit B-102 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-107 Certificate of  Incorporation  of EI UK Holdings,  Inc., dated as of April
      30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-108 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 - incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-109 Memorandum and Articles of Association of Avon Energy Partners plc, dated as of April 29, 1996 - incorporated by reference to Exhibit B-105 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-110 Memorandum of Association of Midlands  Electricity  plc, dated as of March
      9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-111 Articles of Association of Midlands  Electricity  plc, adopted on December
      13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-112 Certificate  of Filing of Amended  Articles of  Incorporation  of Magellan
      Utilities Development Corporation, adopted on March 14, 1994.

B-113 Certificate of Incorporation  of GPUI Lake Holdings,  Inc., dated December
      30, 1996 - incorporated by reference to Exhibit B-109 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-114 Amended By-Laws of EI (subsequently renamed GPU International, Inc.), dated as of May 14, 1993 - incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-115 Amended By-Laws of Elmwood Energy Corporation,  adopted as of May 14, 1992
      - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-116 By-Laws of  Camchino  Energy  Corporation,  adopted  as of April 26,  1989 incorporated by reference to Exhibit B-53 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-117 By-Laws  of  OLS  Acquisition  Corporation,  adopted  as of  May  3,  1989 incorporated by reference to Exhibit B-54 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-118 By-Laws  of  OLS  Energy  -  Camarillo,  adopted  as of  August  25,  1989 incorporated by reference to Exhibit B-56 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-119 By-Laws of OLS Energy - Chino, adopted as of August 25, 1989 incorporated by reference to Exhibit B-57 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-120 Amended  By-Laws of Armstrong  Energy  Corporation,  adopted as of May 14,
      1992 - incorporated by reference to Exhibit B-33 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-121 Amended By-Laws of Geddes Cogeneration Corporation,  adopted as of May 14,
      1992 - incorporated by reference to Exhibit B-34 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-122 By-Laws of North Canadian Power,  Inc.  (subsequently  renamed NCP Energy,
      Inc.), adopted as of December 27, 1989 incorporated by reference to Exhibit B-70 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No.
      30-126.

B-123 By-Laws of NCP Lake Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-71 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-124 By-Laws of NCP Gem, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-72 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-125 By-Laws of Umatilla Groves, Inc., adopted as of June 18, 1992 incorporated by reference to Exhibit B-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-126 By-Laws of NCP Dade Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-127 By-Laws of NCP Pasco, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-75 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-128 By-Laws of Commerce Cogeneration  Corporation,  as amended through October
      3, 1992 (formerly known as ADA Management Corporation) - subsequently renamed NCP ADA Power, Inc. - incorporated by reference to Exhibit B-76 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-129 By-Laws  of  NCP  Brooklyn  Power,  Inc.,  adopted  as of  July  10,  1993 incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-130 By-Laws of Trigen Power  Company  (successively  renamed ADA Power Company and NCP Commerce Power, Inc.), adopted as of December 30, 1988 incorporated by reference to Exhibit B-78 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-131 By-Laws of NCP Houston Power, Inc., adopted as of December 3, 1993 incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-132 By-Laws of NCP Perry, Inc., December 3, 1993 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-133 By-Laws of NCP New York, Inc., adopted as of July 10, 1993 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-134 By-Laws of EI Selkirk, Inc., adopted as of November 1, 1994 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-135 By-Laws of EI Cayman (subsequently renamed EI International),  dated as of
      June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-136 By-Laws of EI Fuels Corporation, dated as of May 14, 1993 - incorporated by reference to Exhibit B-37 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-137 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-138 Amended By-Laws of Hanover Energy  Corporation  (formerly  Bermuda Hundred
      Energy, Inc.), dated as of March 16, 1993 - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-139 By-Laws of EI Power  (China),  Inc.,  adopted  as of  September  22,  1994 incorporated by reference to Exhibit B-91 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-140 By-Laws of EI Power  (China) I, Inc.,  adopted as of  September  22,  1994 incorporated by reference to Exhibit B-92 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-141 By-Laws of EI Power (China) II, Inc., adopted as of September 22, 1994 incorporated by reference to Exhibit B-93 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-142 By-Laws of EI Power (China) III, Inc., adopted as of September 22, 1994 incorporated by reference to Exhibit B-94 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-143 By-Laws of Austin Cogeneration Corporation, adopted as of January 27, 1995
      - incorporated by reference to Exhibit B-123 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-144 By-Laws  of  Guaracachi  America,  Inc.,  adopted  as  of  July  13,  1995 incorporated by reference to Exhibit B-124 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-145 By-Laws  of EI  Barranquilla,  Inc.,  adopted  as  of  December  29,  1995 incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-146 By-Laws of Barranquilla  Lease Holding,  Inc.,  adopted as of December 29,
      1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-147 By-Laws of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-148 By-Laws of International  Power Advisors,  Inc.,  adopted as of August 16,
      1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-149 By-Laws of Colombian Installations,  Inc., adopted as of September 9, 1995
      - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-150 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-151 By-Laws  of  Victoria  Electric,  Inc.,  adopted as of  October  20,  1995 incorporated by reference to Exhibit B-131 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-152 By-Laws of Victoria Electric Holdings, Inc., adopted as of June 17, 1996 incorporated by reference to Exhibit B-149 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-153 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-154 Certificate of Filing of Amended By-Laws of Magellan Utilities Development
      Corporation adopted on September 29, 1994.

B-155 By-Laws of GPUI Lake  Holdings,  Inc.,  adopted as of  December  30,  1996 incorporated by reference to Exhibit B-152 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-156 Memorandum  of  Association  of 2322117 Nova Scotia  Limited,  dated as of
      December 22, 1993 - incorporated by reference to Exhibit B-33 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-157 Certificate  of Amendment of the Memorandum of Association of 2322117 Nova
      Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Brooklyn Power Limited - incorporated by reference to Exhibit B-34 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-158 Memorandum  of  Association  of 2322120 Nova Scotia  Limited,  dated as of
      December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-159 Certificate  of Amendment of the Memorandum of Association of 2322120 Nova
      Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-160 Memorandum  of  Association  of 2322133 Nova Scotia  Limited,  dated as of
      December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-161 Certificate  of Amendment of the Memorandum of Association of 2322133 Nova
      Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.
                                                                              83

Exhibits
--------

      GPU International Group
      -----------------------

B-162 Memorandum  of  Association  of 2285241 Nova Scotia  Limited,  dated as of
      March 3, 1994 - incorporated by reference to Exhibit B-37 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-163 Certificate  of Amendment of the Memorandum of Association of 2285241 Nova
      Scotia Limited, dated as of April 7, 1995 to change the name of the company to EI Brooklyn Investments Limited - incorporated by reference to Exhibit B-38 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-164 Memorandum  of   Association  of  EI  Cayman   (subsequently   renamed  EI
      International), dated as of June 16, 1993 incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-165 Memorandum  of  Association  of Solaris  Power,  dated as of May 11,  1994 incorporated by reference to Exhibit B-141 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-166 Memorandum of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), effective as of October 26, 1995 - incorporated by reference to Exhibit B-142 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-167 Articles  of  Association  of 2322133  Nova Scotia  Limited  (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-168 Articles  of  Association  of 2322117  Nova Scotia  Limited  (subsequently renamed EI Brooklyn Power Limited), adopted as of December 22, 1993 incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-169 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-170 Articles of Association of 2285241 Nova Scotia, Ltd. (subsequently renamed
      EI Brooklyn Investment, Limited), adopted as of March 3, 1994 incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-171 Articles of Association of Solaris Power,  adopted as of November 22, 1995
      - incorporated by reference to Exhibit B-147 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-172 Articles of Association of EI Australia  Services Pty Ltd.,  adopted as of
      October 26, 1995 - incorporated by reference to Exhibit B-148 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

      GPU International Group
      -----------------------

B-173 Agreement of Limited Partnership of Ada Cogeneration Limited Partnership, dated as of November 26, 1990, as amended - incorporated by reference to Exhibit B-6(a)(i)-(iii), Application on Form U-1, File No. 70-8369.

B-174 Amended and Restated  Limited  Partnership  Agreement  of Brooklyn  Energy
      Limited Partnership, dated as of March 11, 1994 - filed pursuant to request for confidential treatment - incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-175 Agreement of Limited Partnership of Lake Cogen, Ltd., dated as of July 24,
      1992 - incorporated by reference to Exhibit B-3(a), Application on Form U-1, File No. 70-8369.

B-176 First Amendment to Limited Partnership Agreement of Lake Cogen, Ltd., dated as of June 13, 1994 - incorporated by reference to Exhibit B-3(a), Certificate Pursuant to Rule 24, File No. 70-8369.

B-177 Agreement of Limited  Partnership of Lake  Investment,  L.P.,  dated as of
      July 23, 1992 - incorporated by reference to Exhibit B-112 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-178 Amended  and   Restated   Limited   Partnership   Agreement   of  Onondaga
      Cogeneration Limited Partnership, dated as of June 10, 1992 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7942.

B-179 Limited  Partnership  Agreement of Pasco Cogen,  Ltd., as amended  through
      July 15, 1993 - incorporated by reference to Exhibit B-4(a)(i)-(iv), Application on Form U-1, File No. 70-8369.

B-180 Fourth Amendment to Limited Partnership Agreement of Pasco Cogen, Ltd., dated as of June 13, 1994 - incorporated by reference to Exhibit B-4(a), Certificate Pursuant to Rule 24, File No. 70-8369.

B-181 Agreement of Limited  Partnership of Dade  Investment,  L.P.,  dated as of
      August 28, 1991 - incorporated by reference to Exhibit B-116 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-182 Amended and Restated Limited Partnership Agreement of Prime Energy Limited
      Partnership, dated as of August 7, 1987 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-7647.

B-183 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-18 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126. 85

Exhibits
--------

      GPU International Group
      -----------------------

B-185 Amendment to By-Laws of  Incorporation of  Termobarranquilla  S.A. (Public
      Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No.
      30-126.

B-186 Amendment to By-Laws of Incorporation  of  Termobarranquilla  S.A. (Public
      Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-187 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-188 Limited  Partnership  Agreement of Mid-Georgia  Cogen,  L.P.,  dated as of
      April 15, 1996 - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-189 Memorandum  and  Articles  of   Association  of  Australian   Transmission
      Corporation Pty. Ltd., dated as of September 30, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-190 Certificate of Registration and Change of Name of Australian Transmission
      Corporation Pty.Ltd. to GPU PowerNet Pty. Ltd.,effective October 30, 1997.

B-191 Amendment to the Certificate of Incorporation of GPU  International  Latin
      America Ltda., dated as of March 6, 1997,to change the name of the company to GPUI Colombia Ltda. - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-192 Certificate of Incorporation of GPU Australia  Holdings,  Inc. dated as of
      September 29, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-193 By-Laws of GPU Australia Holdings, Inc., dated as of September 29, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-194 Certificate  of  Incorporation  of  Austran  Holdings,  Inc.,  dated as of
      September 29, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-195 Amended and Restated  Certificate of  Incorporation  of Austran  Holdings,
      Inc.,dated as of October 9, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-196 By-Laws of Austran Holdings, Inc. adopted as of September 29, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-197 Certificate of Formation of GPU Solar, L.L.C., dated as of July 8, 1997 to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-198 Operating Agreement for GPU Solar, L.L.C.,dated as of July 1, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-199 Certificate of Incorporation of GPU Power Ireland, Inc., dated October 14,
      1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-200 By-Laws of GPU Power Ireland, Inc. adopted as of October 14, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

Exhibits
--------

      GPU International Group
      -----------------------

B-201 Certificate of Registration of Austran Investments Pty. Ltd. dated as of
      October 15,1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-202 Memorandum and Articles of Association of Austran Investments Pty. Ltd.
      dated as of October 15, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-203 Certificate of Registrastion of GPU PowerNet Investments Pty. Ltd. dated as of December 9, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-204 Memorandum and Articles of Association of GPU PowerNet Investments Pty.
      Ltd. dated as of December 8, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

B-205 Certificate of Amendment to the Certificate of Registration of EI
      Australia Services Pty. Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

Exhibits
--------

      GPU, GPUS & GPUN
      ----------------

C-1 Credit Agreement between GPUS and First National Bank of Chicago, dated as of March 27, 1996 - incorporated by reference to Exhibit B-2, Certificate Pursuant to Rule 24, File No. 70-8793.

C-2 GPU, Inc. Restricted Stock Plan for Outside Directors dated September 4, 1997 - incorporated by reference to Exhibit 10-Q to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-3 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through February 6, 1997 incorporated by reference to Exhibit C-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-4 Performance Units Agreement Under the 1990 Stock Plan for Employees of GPU and Subsidiaries - 1997 Agreement - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

C-5 Incentive Compensation Plan for Elected Officers of GPU Service, Inc., as amended and restated April 20, 1998.

C-6 Incentive Compensation Plan for Elected Officers of GPU Nuclear, Inc., dated as of February 6, 1997 incorporated by reference to Exhibit C-6 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No.
      30-126.

C-7 Incentive Compensation Plan for Elected Officers of GPU Generation, Inc., dated as of February 6, 1997 incorporated by reference to Exhibit C-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No.
      30-126.

C-8 Employee Incentive Compensation Plan of GPU Service, Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-7 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-9 Employee Incentive Compensation Plan of GPU Nuclear Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-10 GPU Service, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

C-11 GPU Nuclear, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

C-12 GPU Generation, Inc. Supplemental and Excess Benefits Plan, dated as amended June 5, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

Exhibits
--------

      GPU, GPUS & GPUN
      ----------------

C-13 Deferred Remuneration Plan for Outside Directors of GPU, Inc. as amended October 8, 1997 - incorporated by reference to Exhibit 10-S to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-14 Deferred Remuneration Plan for Outside Directors of GPU Nuclear Inc., as amended June 5, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

C-15 Retirement Plan for Outside Directors of GPU, Inc. dated June 5, 1997 - incorporated by reference to Exhibit 10-R to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047

C-16 GPU System Companies Deferred Compensation Plan dated June 5, 1997 incorporated by reference to Exhibit 10-A to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-17 GPU System Companies Master Directors' Benefits Protection Trust dated February 6, 1997 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-18 GPU System Companies Master Executives' Benefits Protection Trust dated February 6, 1997 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-19 Senior Executive Life Insurance Program, dated as of May 3, 1989 incorporated by reference to description contained on pages 13-14 of GPU, Inc.'s 1992 definitive proxy statement, File No. 1-6047.

C-20 Supplemental Extraordinary Medical Expense Plan for Certain GPU System Officers, as amended through February 28, 1992 - incorporated by reference to Exhibit 10-M to GPU, Inc.'s Annual Report on Form 10-K for the year 1992, File No. 1-6047.


      JCP&L
      -----

      Instruments Defining the Rights of Security Holders, Including Indentures
      -------------------------------------------------------------------------

C-21 Indenture, dated as of March 1, 1946, with United States Trust Company of New York, Successor Trustee, incorporated by reference to JCP&L's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-22 First Supplemental Indenture, dated as of December 1, 1948 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 2 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-23 Second Supplemental Indenture, dated as of April 1, 1953 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 3 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      JCP&L
      -----

C-24 Third Supplemental Indenture, dated as of June 1, 1954 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-25 Fourth Supplemental Indenture, dated as of May 1, 1955 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-26 Fifth Supplemental Indenture, dated as of August 1, 1956 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-27 Sixth Supplemental Indenture, dated as of July 1, 1957 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-28 Seventh Supplemental Indenture, dated as of July 1, 1959 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-29 Eighth Supplemental Indenture, dated as of June 1, 1960 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-30 Ninth Supplemental Indenture, dated as of November 1, 1962 - incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-31 Tenth Supplemental Indenture, dated as of October 1, 1963 - incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-32 Eleventh Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-33 Twelfth Supplemental Indenture, dated as of November 1, 1965 - incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-34 Thirteenth Supplemental Indenture, dated as of August 1, 1966 incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-35 Fourteenth   Supplemental   Indenture,   dated  as  of  September  1,  1967
     incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-36 Fifteenth Supplemental Indenture, dated as of October 1, 1968 incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-37 Sixteenth   Supplemental   Indenture,   dated  as  of  October  1,  1969  -
     incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785. 89

Exhibits
--------

      JCP&L
      -----

C-38 Seventeenth Supplemental Indenture, dated as of June 1, 1970 - incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-39 Eighteenth   Supplemental   Indenture,   dated  as  of   December  1,  1970
     incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

C-40 Nineteenth   Supplemental   Indenture,   dated  as  of   February  1,  1971
     incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-41 Twentieth Supplemental Indenture, dated as of November 1, 1971 incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-42 Twenty-first   Supplemental   Indenture,   dated  as  of   August  1,  1972
     incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-43 Twenty-second   Supplemental   Indenture,   dated  as  of  August  1,  1973
     incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-44 Twenty-third   Supplemental   Indenture,   dated  as  of  October  1,  1973
     incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-45 Twenty-fourth   Supplemental  Indenture,  dated  as  of  December  1,  1973 incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-46 Twenty-fifth   Supplemental  Indenture,   dated  as  of  November  1,  1974
     incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-47 Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-48 Twenty-seventh   Supplemental   Indenture,   dated  as  of  July  1,   1975
     incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-49 Twenty-eighth   Supplemental  Indenture,   dated  as  of  October  1,  1975
     incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-50 Twenty-ninth   Supplemental  Indenture,   dated  as  of  February  1,  1976
     incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-51 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

C-52 Thirtieth Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-53 Thirty-first Supplemental Indenture, dated as of May 1, 1977 - incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

Exhibits
--------

      JCP&L
      -----

C-54 Thirty-second   Supplemental  Indenture,  dated  as  of  January  20,  1978 incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-55 Thirty-third   Supplemental   Indenture,   dated  as  of  January  1,  1979
     incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-56 Thirty-fourth Supplemental Indenture, dated as of June l, 1979 incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-57 Thirty-sixth   Supplemental   Indenture,   dated  as  of  October  1,  1979
     incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-58 Thirty-seventh  Supplemental  Indenture,  dated  as of  September  1,  1984 incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-9 Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-60 Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-61 Fortieth Supplemental Indenture, dated as of June 14, 1988 - incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-62 Forty-first Supplemental Indenture, dated as of April 1, 1989 incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-63 Forty-second Supplemental Indenture, dated as of July 1, 1989 incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.C-39

C-64 Forty-third Supplemental Indenture, dated as of March 1, 1991 -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

C-65 Forty-fourth Supplemental Indenture, dated as of March 1, 1992 incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-66 Forty-fifth   Supplemental   Indenture,   dated  as  of   October  1,  1992
     incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

Exhibits
--------

      JCP&L
      -----

C-67 Forty-sixth Supplemental Indenture, dated as of April 1, 1993 incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-68  Forty-seventh   Supplemental  Indenture,   dated  as  of  April  10,  1993
      incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-69  Forty-eighth   Supplemental   Indenture,   dated  as  of  April  15,  1993
      incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-70  Forty-ninth   Supplemental   Indenture,   dated  as  of  October  1,  1993
      incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-71 Fiftieth Supplemental Indenture, dated as of August 1, 1994 - incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-72 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-73 Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

      Other
      -----

C-74 Incentive Compensation Plan for Elected Officers of JCP&L dated February 6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-75 Employee Incentive Compensation Plan of JCP&L, dated as of April 1, 1995 incorporated by reference to Exhibit 10-D to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-76  JCP&L   Supplemental   and  Excess   Benefits  Plan  dated  June  5,  1997
      incorporated by reference to Exhibit 10-K to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-77 Deferred Remuneration Plan for Outside Directors of JCP&L dated June 5, 1997 - incorporated by reference to Exhibit 10-J to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-78 Amended and Restated Nuclear Material Lease Agreement, dated as of November 17, 1995, between Oyster Creek Fuel Corp. and JCP&L - incorporated by reference to Exhibit B-2(a)(i), Certificate Pursuant to Rule 24, File No.
      70-7862.

Exhibits
--------

      JCP&L
      -----

C-79 Amended and Restated Nuclear Material Lease Agreement, dated as of November 17, 1995, between TMI-1 Fuel Corp. and JCP&L - incorporated by reference to Exhibit B-2(a)(ii), Certificate Pursuant to Rule 24, File No. 70-7862.

C-80 Letter Agreement, dated as of November 17, 1995, from JCP&L relating to Oyster Creek Nuclear Material Lease Agreement - incorporated by reference to Exhibit B-2(b)(i), Certificate Pursuant to Rule 24, File No. 70-7862.

C-81 Letter Agreement, dated as of November 17, 1995, from JCP&L relating to JCP&L TMI-1 Nuclear Material Lease Agreement - incorporated by reference to Exhibit B-2(b)(ii), Certificate Pursuant to Rule 24, File No. 70-7862.

C-82 Amended and Restated Trust Agreement, dated as of November 17, 1995, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and JCP&L and its affiliates incorporated by reference to Exhibit B-3(i), Certificate Pursuant to Rule 24, File No. 70-7862.


      Met-Ed
      ------

      Instruments Defining the Rights of Security Holders, Including Indentures
      -------------------------------------------------------------------------

C-83 Indenture, dated as of November 1, 1944, with United States Trust Company of New York, Successor Trustee, incorporated by reference to Met-Ed's Instruments of Indebtedness No. 1 filed as part of Amendment No. l to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-84 Supplemental Indenture, dated as of February 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU,Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-85 Supplemental Indenture, dated as of May 20, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 3 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-86 Supplemental Indenture, dated as of September 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 4 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-87 Supplemental Indenture, dated as of September 1, 1948 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 5 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292. 93

Exhibits
--------

      Met-Ed
      ------

C-88 Supplemental Indenture, dated as of October 4, 1949 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-89 Supplemental Indenture, dated as of February 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-90 Supplemental Indenture, dated as of July 19, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-91 Supplemental Indenture, dated as of December 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-92 Supplemental Indenture, dated as of March 1, 1952 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-93 Supplemental Indenture, dated as of May 1, 1953 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-94 Supplemental Indenture, dated as of July 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-95 Supplemental Indenture, dated as of October 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-96 Supplemental Indenture, dated as of June 1, 1957 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-97 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-98 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

Exhibits
--------

      Met-Ed
      ------

C-99 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-100 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-101 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-102 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-103 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-104 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-105 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-106 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-107 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-108 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-109 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-110 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-111 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-112 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

C-113 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-114 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-115 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

Exhibits
--------

      Met-Ed
      ------

C-116 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-117 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-118 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-119 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

C-120 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-121 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-122 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-123 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-124 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-125 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-126 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-127 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-128 Amendment,  dated as of May 22, 1995,  to  Supplemental  Indenture  (dated
      April  1,  1990)  -   incorporated   by  reference  to  Exhibit   4-A(31),
      Registration No. 33-48937.

C-129 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-130 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-131 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

Exhibits
--------

      Met-Ed
      ------

C-132 Subordinated Debenture Indenture, dated as of August 1, 1994 incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8401.

C-133 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

C-134 Supplemental  Indenture,  dated May 1, 1997 - incorporated by reference to
      Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-4446.

      Other

C-135 Incentive  Compensation Plan for Elected Officers of Met-Ed dated February
      6, 1997 - incorporated by reference to Exhibit C-134 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File NO. 30-126.

C-136 Employee Incentive  Compensation Plan of Met-Ed, dated as of April 1, 1995
      - incorporated by reference to Exhibit 10-E to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-137 Met-Ed   Supplemental   and  Excess  Benefits  Plan  dated  June  5,  1997
      incorporated by reference to Exhibit 10-L to Met-Ed's Annual Report on Form 10-K for the year 1997, File No. 1-446.

C-138 Amended  and  Restated  Nuclear  Material  Lease  Agreement,  dated  as of
      November 17, 1995, between TMI-1 Fuel Corp. and Met-Ed - incorporated by reference to Exhibit B-2(a)(iii), Certificate Pursuant to Rule 24, File No. 70-7862.

C-139 Letter  Agreement,  dated as of November 17, 1995, from Met-Ed relating to
      Met-Ed TMI-1 Nuclear Material Lease Agreement - incorporated by reference to Exhibit B-2(b)(i), Certificate Pursuant to Rule 24, File No. 70-7862.

C-140 Amended and Restated Trust Agreement, dated as of November 17, 1995, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and Met-Ed and its affiliates incorporated by reference to Exhibit B-3(i), Certificate Pursuant to Rule 24, File No. 70-7862.

      Penelec
      -------

      Instruments Defining the Rights of Security Holders, Including Indentures
      -------------------------------------------------------------------------

C-141 Mortgage  and Deed of Trust,  dated as of  January 1,  1942,  with  United
      States Trust Company of New York, Successor Trustee, - incorporated by reference to Penelec's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

      Penelec
      -------

C-142 Supplemental Indenture, dated as of March 7, 1942 - incorporated by reference to Penelec's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU,Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-143 Supplemental Indenture, dated as of April 28, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 3 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-144 Supplemental Indenture, dated as of August 20, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 4 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-145 Supplemental Indenture, dated as of August 30, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 5 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-146 Supplemental Indenture, dated as of August 31, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 6 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-147 Supplemental Indenture, dated as of April 26, 1944 - incorporated by reference to Penelec's Instruments of Indebtedness No. 7 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-148 Supplemental Indenture, dated as of April 19, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 8 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-149 Supplemental Indenture, dated as of October 25, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 9 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-150 Supplemental Indenture, dated as of June 1, 1946 - incorporated by reference to Penelec's Instruments of Indebtedness No. 10 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-151 Supplemental Indenture, dated as of November 1, 1949 - incorporated by reference to Penelec's Instruments of Indebtedness No. 11 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

      Penelec

C-152 Supplemental Indenture, dated as of October 1, 1951 - incorporated by reference to Penelec's Instruments of Indebtedness No. 12 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-153 Supplemental Indenture, dated as of August 1, 1952 - incorporated by reference to Penelec's Instruments of Indebtedness No. 13 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-154 Supplemental Indenture, dated as of June 1, 1953 - incorporated by reference to Penelec's Instruments of Indebtedness No. 14 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-155 Supplemental Indenture, dated as of March 1, 1954 - incorporated by reference to Penelec's Instruments of Indebtedness No. 15 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-156 Supplemental Indenture, dated as of April 30, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 16 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-157 Supplemental Indenture, dated as of May 1, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 17 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-158 Supplemental Indenture, dated as of March 1, 1958 - incorporated by reference to Penelec's Instruments of Indebtedness No. 18 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-159 Supplemental Indenture, dated as of August 1, 1959 - incorporated by reference to Penelec's Instruments of Indebtedness No. 19 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-160 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Penelec's Instruments of Indebtedness No. 20 filed as part of Amendment No.1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-161 Supplemental Indenture, dated as of May 1, 1961 - incorporated by reference to Exhibit 2-D(1), Registration No. 2-61502.

C-62 Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 2-D(2), Registration No. 2-61502.

C-163 Supplemental Indenture, dated as of November 1, 1966 - incorporated by reference to Exhibit 2-D(3), Registration No. 2-61502.

Exhibits
--------

      Penelec
      -------

C-164 Supplemental Indenture, dated as of June 1, 1967 - incorporated by reference to Exhibit 2-D(4), Registration No. 2-61502.

C-165 Supplemental Indenture, dated as of August 1, 1968 - incorporated by reference to Exhibit 2-D(5), Registration No. 2-61502.

C-166 Supplemental Indenture, dated as of May 1, 1969 - incorporated by reference to Exhibit 2-D(6), Registration No. 2-61502.

C-167 Supplemental Indenture, dated as of April 1, 1970 - incorporated by reference to Exhibit 2-D(7), Registration No. 2-61502.

C-168 Supplemental Indenture, dated as of December 1, 1971 - incorporated by reference to Exhibit 2-D(8), Registration No. 2-61502.

C-169 Supplemental Indenture, dated as of July 1, 1973 - incorporated by reference to Exhibit 2-D(9), Registration No. 2-61502.

C-170 Supplemental Indenture, dated as of June 1, 1974 - incorporated by reference to Exhibit 2-D(10), Registration No. 2-61502.

C-171 Supplemental Indenture, dated as of December 1, 1974 - incorporated by reference to Exhibit 2-D(11), Registration No. 2-61502.

C-172 Supplemental Indenture, dated as of August 1, 1975 - incorporated by reference to Exhibit 2-D(12), Registration No. 2-61502.

C-173 Supplemental Indenture, dated as of December 1, 1975 - incorporated by reference to Exhibit 2-D(13), Registration No. 2-61502.

C-174 Supplemental Indenture, dated as of April 1, 1976 - incorporated by reference to Exhibit 2-D(14), Registration No. 2-61502.

C-175 Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 2-D(15), Registration No. 2-61502.

C-176 Supplemental Indenture, dated as of July 1, 1976 - incorporated by reference to Exhibit 2-D(16), Registration No. 2-61502.

C-177 Supplemental Indenture, dated as of November 1, 1976 - incorporated by reference to Exhibit 2-D(17), Registration No. 2-61502.

C-178 Supplemental Indenture, dated as of November 30, 1977 - incorporated by reference to Exhibit 2-D(18), Registration No. 2-61502.

C-179 Supplemental Indenture, dated as of December 1, 1977 - incorporated by reference to Exhibit 2-D(19), Registration No. 2-61502.

C-180 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-181 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

Exhibits
--------

      Penelec
      -------

C-182 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-183 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-184 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-185 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-186 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-187 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-188 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-189 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-190 Supplemental Indenture of Penelec dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-191 Subordinated Debenture Indenture, dated as of July 1, 1994 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8403.

      Other
      -----

C-192 Incentive Compensation Plan for Elected Officers of Penelec dated February
      6, 1997 - incorporated by reference to Exhibit C-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-193 Employee Incentive Compensation Plan of Penelec, dated as of April 1, 1995
      - incorporated by reference to Exhibit 10-F to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-194 Penelec   Supplemental  and  Excess  Benefits  Plan  dated  June  5,  1997 incorporated by reference to Exhibit 10-M to Penelec's Annual Report on Form 10-K for the year 1996, File No. 1-3522.

C-195 Amended  and  Restated  Nuclear  Material  Lease  Agreement,  dated  as of
      November 17, 1995, between TMI-1 Fuel Corp. and Penelec - incorporated by reference to Exhibit B-2(a)(iv), Certificate Pursuant to Rule 24, File No. 70-7862.

Exhibits
--------

      Other
      -----

C-196 Letter Agreement,  dated as of November 17, 1995, from Penelec relating to
      Penelec Nuclear Material Lease Agreement - incorporated by reference to Exhibit B-2(b)(i), Certificate Pursuant to Rule 24, File No. 70-7862.

C-197 Amended and Restated Trust Agreement, dated as of November 17, 1995, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and Penelec and its affiliates incorporated by reference to Exhibit B-3(i), Certificate Pursuant to Rule 24, File No. 70-7862.

C-198 Deferred Stock Unit Plan for Outside  Directors of GPU, Inc.,  dated as of
      July 1, 1997 - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.


      GPU International Group
      -----------------------

C-199 Annual Performance Award (APA) Plan of GPU International, Inc. as amended and restated effective February 6, 1997 - incorporated by reference to Exhibit C-197 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-26.

Exhibits
--------

      Other
      -----
D-1 Tax Allocation Agreement as amended through March 31, 1996 - incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

      Tax Allocation Agreement - Amendments thereto through December 30, 1997.

E-1 Venture Disclosures - Licensing of Computer Programs to Nonassociated Companies.

E-2   Venture   Disclosures   -  Fiber  Optic  System  Lease   Agreements   with
      Nonassociated Companies.

E-3   Venture Disclosures - Services to Non-Affiliated Utilities.

E-4   GPU International,  Inc. Annual Report to the SEC on Form U-13-60 for 1997
      - to be filed by amendment to GPU, Inc.'s Annual Report on Form U5S for the year 1997.

E-5 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program - incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

E-6 GPU System Accounting Policy regarding Company Credit Card Agreements, dated April 20, 1993 - incorporated by reference to Exhibit E-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

E-7 Fiber Optic Cable Lease Agreement, dated as of December 23, 1992, between GPUS, individually and as agent for JCP&L and Met-Ed, and MCI Telecommunications Corporation - incorporated by reference to Exhibit B, Amendment No. 3 to Application on Form U-1, File No. 70-7850.

E-8 First Amendment to Fiber Optic Cable Lease Agreement, dated as of September 23, 1994, between GPUS, individually and as agent for JCP&L and Met-Ed, and MCI Telecommunications Corporation - filed pursuant to request for confidential treatment.

Exhibits
--------

Schedules Supporting Items of This Report
-----------------------------------------

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec.

F-2 Consolidating Financial Statements of Jersey Central Power & Light Company for 1997.

      Consolidating Financial Statements of Metropolitan Edison Company for
      1997.

      Consolidating Financial Statements of Pennsylvania Electric Company for 1997.

G-1 Financial Data Schedule (for EDGAR filing only).

      GPU, Inc. and Subsidiary Companies

      Jersey Central Power & Light Company and Subsidiary Company

      Metropolitan Edison Company and Subsidiary Companies

      Pennsylvania Electric Company and Subsidiary Companies

H-1 Organizational chart showing the relationship of GPU International, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

      Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

      Organizational chart showing the relationship of GPU Electric, Inc. to each foreign utility company (FUCO) in which it holds an interest.

Exhibits
--------

Schedules Supporting Items of This Report
-----------------------------------------

I-1 Consolidating Financial Statements of GPU International, Inc. for 1997 - filed pursuant to request for confidential treatment.

     Consolidating Financial Statements of GPU Power, Inc. for 1997 - filed pursuant to request for confidential treatment.

     Consolidating Financial Statements of GPU Electric, Inc. for 1997 - filed pursuant to request for confidential treatment.

     Financial Statements of Brooklyn Energy Limited Partnership for 1997 have been omitted since as of December 31, 1997, GPU International, Inc. reduced its investment in the project to zero through the recording of equity losses.

     Financial Statements of EI Services Canada, Ltd. for 1997 - filed pursuant to request for confidential treatment.

     Financial Statements of Selkirk Cogeneration Partners Limited Partnership for 1997 - incorporated by reference to Selkirk Cogeneration Partners Limited Partnership Annual Report on Form 10-K for the year 1997, File No. 33-83618-01.

     Financial Statements of Termobarranquilla S.A. for 1997 - filed pursuant to request for confidential treatment.

     Financial Statements of Los Amigos Leasing Company, Ltd. for 1997 - filed pursuant to request for confidential treatment.

     Financial Statements of Solaris Power for 1997 - filed pursuant to request for confidential treatment.

     Consolidating Financial Statements of EI UK Holdings, Inc. for 1997 - filed pursuant to request for confidential treatment.

     Schedule XIV - Notes to Financial Statements and Schedule of Account 923 Outside Services Employed of GPU International, Inc.'s Annual Report to the SEC on Form U-13-60 for 1997 - filed pursuant to request for confidential treatment.

                                    SIGNATURE



  The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                              GPU, INC.


April 30, 1998
                              By /s/ F. A. Donofrio
                                 ----------------------------------------
                                 F. A. Donofrio, Vice President,
                                 Comptroller and Chief Accounting Officer